EXHIBIT 10.1

Published CUSIP Number: 02588BAE1
Tranche A CUSIP Number: 02588BAF8
Tranche B CUSIP Number: 02588BAG6
Execution Version
$3,500,000,000
AMENDED AND RESTATED
THREE-YEAR CREDIT AGREEMENT
dated as of
October 15, 2019
among
AMERICAN EXPRESS CREDIT CORPORATION,
as Borrower,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
CITIBANK, N.A.,
and
DEUTSCHE BANK SECURITIES INC.,
as Co-Syndication Agents,
and
the Other Banks Party Hereto
WELLS FARGO SECURITIES, LLC,
CITIBANK, N.A.
and
DEUTSCHE BANK SECURITIES INC.,
as Joint Lead Arrangers and Joint Bookrunners

Table of Contents

Schedules and Exhibits

SCHEDULE 1.1(a) Commitments
SCHEDULE 1.1(b) Pricing Schedule
SCHEDULE 5.3 Existing Liens

EXHIBIT A - Note
EXHIBIT B - Opinion of Counsel for the Borrower
EXHIBIT C - Opinion of Special Counsel for the Administrative Agent
EXHIBIT D - Assignment and Assumption Agreement
EXHIBIT E - Extension Agreement
EXHIBIT F - U.S. Tax Certificates

AMENDED AND RESTATED THREE-YEAR CREDIT AGREEMENT dated as of October 15, 2019 among AMERICAN EXPRESS CREDIT CORPORATION, as Borrower, the BANKS listed on the signature pages hereof and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.
The parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
SECTION 1.1Definitions. The following terms, as used herein, have the following meanings:
“Acquired Company” means any company the capital stock of which is acquired by the Borrower or any of its Subsidiaries after the date of this Agreement.
“Administrative Agent” means Wells Fargo Bank, National Association in its capacity as agent for the Banks hereunder, and its successors in such capacity.
“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Bank.
“AEOCC” means American Express Overseas Credit Corporation Limited, a Jersey corporation, and its successors.
“Agreement” means this Credit Agreement.
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Lending Office” means, with respect to any Bank, (i) in the case of its Base Rate Loans, its Domestic Lending Office, (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office and (iii) in the case of its Swingline Loans, its Swingline Lending Office.
“Assignee” has the meaning set forth in Section 9.6(c).
“AXP” means American Express Company, a New York corporation, and its successors.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of a Financial Institution.
“Bail-In Legislation” means, (i) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council

of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (ii) with respect to the United Kingdom (to the extent that the United Kingdom is not such an EEA Member Country), the U.K. Bail-In Legislation.
“Bank” means each of the Persons listed on Schedule 1.1(a) hereof as having a Commitment, each Person which becomes a Bank pursuant to Section 2.1(d) or 8.6, each Assignee which becomes a Bank pursuant to Section 9.6(c) or 9.6(g), and their respective successors. Unless the context otherwise requires, the term “Banks” includes the Swingline Bank.
“Bank Insolvency Event” means that (i) a Bank or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Bank or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Bank or its Parent Company, or such Bank or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect Parent Company thereof by a governmental authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1% and (c) the London Interbank Offered Rate plus 1.0%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or such London Interbank Offered Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Rate or such London Interbank Offered Rate, respectively.
“Base Rate Loan” means (i) a Conventional Loan which bears interest at the Base Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election or the provisions of Article 8 or (ii) an overdue amount which was a Base Rate Loan immediately before it became overdue.
“Base Rate Margin” means a rate per annum determined in accordance with the Pricing Schedule.
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to London Interbank Offered Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the London Interbank Offered Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the London Interbank Offered Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the London Interbank Offered Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the London Interbank Offered Rate:
(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the London Interbank Offered Rate permanently or indefinitely ceases to provide the London Interbank Offered Rate; and
(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the London Interbank Offered Rate:

(a) a public statement or publication of information by or on behalf of the administrator of the London Interbank Offered Rate announcing that such administrator has ceased or will cease to provide the London Interbank Offered Rate, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the London Interbank Offered Rate;
(b) a public statement or publication of information by the regulatory supervisor for the administrator of the London Interbank Offered Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the London Interbank Offered Rate, a resolution authority with jurisdiction over the administrator for the London Interbank Offered Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the London Interbank Offered Rate, which states that the administrator of the London Interbank Offered Rate has ceased or will cease to provide the London Interbank Offered Rate permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the London Interbank Offered Rate; or
(c) a public statement or publication of information by the regulatory supervisor for the administrator of the London Interbank Offered Rate announcing that the London Interbank Offered Rate is no longer representative.
“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Banks, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Banks) and the Banks.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the London Interbank Offered Rate and solely to the extent that the London Interbank Offered Rate has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the London Interbank Offered Rate for all purposes hereunder in accordance with Section 8.1(b) and (b) ending at the time that a Benchmark Replacement has replaced the London Interbank Offered Rate for all purposes hereunder pursuant to Section 8.1(b).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” has the meaning set forth in the introduction hereto.
“Borrowing” has the meaning set forth in Section 1.3.
“Class” means, when used in reference to any Loan, whether such Loan is a Tranche A Conventional Loan, Tranche B Conventional Loan or Swingline Loan and, when used in reference to any Commitment, whether such Commitment is a Tranche A Commitment or a Tranche B Commitment.
“Closing Date” means the date of this Agreement.
“Commitments” means, collectively, as to all Banks, the Tranche A Commitments and Tranche B Commitments of such Banks.
“Consolidated Subsidiary” means any Subsidiary of the Borrower or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements, if such statements were prepared as of such date.
“Conventional Loans” means the Tranche A Conventional Loans and the Tranche B Conventional Loans.
“Credit Documents” means this Agreement, any agreements entered into in connection therewith and each Note.
“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Bank” means at any time, subject to Section 9.14, (i) any Bank that has failed for three or more Domestic Business Days to comply with its obligations under this Agreement to make a Loan or make any other payment due hereunder (each, a “funding obligation”), unless such Bank has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Bank that has notified the Administrative Agent or the Borrower, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Bank’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Bank that has, for three or more Domestic Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Bank will cease to be a Defaulting Bank pursuant to this clause (iii) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation), (iv) any Bank with respect to which a Bank Insolvency Event has occurred and is continuing with respect to such Bank or its Parent Company, or (v) any Bank or its direct or indirect parent company has become the subject of a Bail-In Action. Any good faith determination by the Administrative Agent that a Bank is a Defaulting Bank under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Bank will be deemed to be a Defaulting Bank (subject to Section 9.14) upon notification of such determination by the Administrative Agent to the Borrower and the Banks.
“Dollars” and the symbol “$” mean lawful money of the United States of America.
“Domestic Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.
“Domestic Lending Office” means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire or, if applicable, its signature page (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.
“Early Opt-in Election” means the occurrence of:
(a) (i) a determination by the Administrative Agent or (ii) a notification by the Required Banks to the Administrative Agent (with a copy to the Borrower) that the Required Banks have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 8.1(b) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the London Interbank Offered Rate, and
(b) (i) the election by the Administrative Agent or (ii) the election by the Required Banks to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Banks or by the Required Banks of written notice of such election to the Administrative Agent.
“Earnings Available for Fixed Charges” means the net income of the Borrower for the applicable fiscal period determined in accordance with United States generally accepted accounting principles except that in determining such net income there shall be added thereto an amount equal to all Fixed Charges and income taxes of the Borrower for the applicable fiscal period, determined in accordance with generally accepted accounting principles.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.
“ERISA Group” means the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro-Dollar Business Day” means any Domestic Business Day, excluding any day on which banks are not open for general business in London.
“Euro-Dollar Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire or, if applicable, its signature page (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.
“Euro-Dollar Loan” means (i) a Conventional Loan which bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election or (ii) an overdue amount which was a Euro-Dollar Loan immediately before it became overdue.
“Euro-Dollar Margin” means a rate per annum determined in accordance with the Pricing Schedule.
“Euro-Dollar Rate” means a rate of interest determined pursuant to Section 2.6(b).
“Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the

Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).
“Event of Default” has the meaning set forth in Section 6.1.
“Extended Interest Period” has the meaning set forth in Section 2.2(b).
“Facility Fee Rate” means, at any time, a rate per annum determined in accordance with the Pricing Schedule.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.
“Federal Funds Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Domestic Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Domestic Business Day, the average of the quotations for the day of such transactions received by Wells Fargo Bank, National Association from three federal funds brokers of recognized standing selected by it. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country or the United Kingdom (to the extent that the United Kingdom is not an EEA Member Country) which is subject to the supervision of a Resolution Authority, (b) any entity established in an EEA Member Country or the United Kingdom (to the extent that the United Kingdom is not an EEA Member Country) which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country or the United Kingdom (to the extent that the United Kingdom is not an EEA Member Country) which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“Fitch” means Fitch Ratings Ltd.
“Fixed Charges” means interest on indebtedness for borrowed money, amortization of discounts of indebtedness for borrowed money and rental charges for leased properties.
“Granting Bank” has the meaning set forth in Section 9.6(f).

“Group of Loans” means at any time a group of Loans consisting of (i) all Conventional Loans of the same Class to the Borrower which are Base Rate Loans at such time or (ii) all Conventional Loans of the same Class to the Borrower which are Euro-Dollar Loans having the same Interest Period at such time, provided that, if a Conventional Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group of Loans from time to time as it would have been in if it had not been so converted or made.
“Indemnified Taxes” has the meaning set forth in Section 8.4(a).
“Indemnitee” has the meaning set forth in Section 9.3(c).
“Interest Period” means with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Committed Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Bank, twelve months) thereafter, as the Borrower may elect in the applicable notice (or such periods shorter than one month as may be agreed by the Borrower and the Administrative Agent with the approval of the Required Banks); provided that:
(a)any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall, subject to clause (c) below, be extended to the next succeeding Euro-Dollar Business Day unless such succeeding Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Euro-Dollar Business Day;
(b)any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month;
(c)if any Interest Period with respect to a Tranche A Conventional Loan includes the Tranche A Termination Date but does not end on such date, then such Loan shall have an Interest Period ending on such date; and
(d)if any Interest Period with respect to a Tranche B Conventional Loan includes the Tranche B Termination Date but does not end on such date, then such Loan shall have an Interest Period ending on such date.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.
“Lien” means, with respect to any property or asset, (i) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset or (ii) the interest of a vendor or lessor arising out of the acquisition or agreement to acquire such property or asset under any conditional sale agreement, capital lease, lease purchase agreement, sale and leaseback arrangement or other similar title retention agreement.
“Loan” means a Tranche A Conventional Loan, a Tranche B Conventional Loan or a Swingline Loan and “Loans” means Tranche A Conventional Loans, Tranche B Conventional Loans or Swingline Loans or any combination of the foregoing.
“London Interbank Offered Rate” means, subject to the implementation of a Benchmark Replacement in accordance with Section 8.1(b):
(a) for any interest rate calculation with respect to a Euro-Dollar Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) two (2) Euro-Dollar Business Days prior to the first day of the applicable Interest Period. If, for any reason, such rate is not so published then “London Interbank Offered Rate” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Euro-Dollar Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period, and
(b) for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) as published by ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Domestic Business Day, then the immediately preceding Domestic Business Day. If, for any reason, such rate is not so published then “London Interbank Offered Rate” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.
Each calculation by the Administrative Agent of the London Interbank Offered Rate shall be conclusive and binding for all purposes, absent manifest error.
Notwithstanding the foregoing, (x) in no event shall the London Interbank Offered Rate (including any Benchmark Replacement with respect thereto) be less than 0% and (y) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 8.1(b), in the event that a Benchmark Replacement with respect to the London Interbank Offered Rate is implemented then all references herein to the London Interbank Offered Rate shall be deemed references to such Benchmark Replacement.

“Material Plan” has the meaning set forth in Section 6.1(i).
“Moody’s” means Moody’s Investors Service, Inc.
“Multi-employer Plan” has the meaning set forth in Section 4001(a)(3) of ERISA.
“Non-Defaulting Bank” means, at any time, a Bank that is not a Defaulting Bank.
“Non-Recourse Receivables Transaction” means a sale, transfer, pledge, or assignment of accounts receivable in respect of which the transferee has expressly agreed that it has no recourse against the transferor or any of its affiliates.
“Non-U.S. Bank” has the meaning set forth in Section 8.4(a).
“Note” means any promissory note issued pursuant to Section 2.4(b).
“Notice of Committed Borrowing” has the meaning set forth in Section 2.2(a).
“Notice of Interest Rate Election” has the meaning set forth in Section 2.9.
“Other Taxes” has the meaning set forth in Section 8.4(a).
“Parent Company” means, with respect to a Bank, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Bank, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Bank.
“Participant” has the meaning set forth in Section 9.6(b).
“Participant Register” has the meaning set forth in Section 9.6(b).
“Patriot Act” has the meaning set forth in Section 9.13.
“Payment Office” means the office or account of the Administrative Agent at or to which payments hereunder are to be made, which shall be the office of the Administrative Agent referred to in Section 9.1.
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Plan” means at any time an employee pension benefit plan (as defined in Section 3(2) of ERISA) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and is either (i) maintained by a member of the ERISA Group for employees of a member of the ERISA Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.
“Pricing Schedule” means Schedule 1.1(b) attached hereto.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo Bank, National Association as its prime rate in effect (the Prime Rate not being intended to be the lowest rate of interest charged by Wells Fargo Bank, National Association in connection with extensions of credit to debtors).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Quarterly Dates” means each March 31, June 30, September 30 and December 31.
“Register” has the meaning set forth in Section 2.4(a).
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Required Banks” means at any time Banks having more than 50% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding more than 50% of the aggregate unpaid principal amount of the Loans, provided that for purposes of this definition Swingline Loans shall be deemed to be held ratably by the Banks which have Commitments related thereto.
“Required Tranche A Banks” means at any time Tranche A Banks having more than 50% of the aggregate amount of the Tranche A Commitments or, if the Tranche A Commitments shall have been terminated, holding more than 50% of the aggregate unpaid principal amount of the Tranche A Conventional Loans and the Swingline Loans, provided that for purposes of this definition Swingline Loans shall be deemed to be held ratably by the Banks which have Commitments related thereto.
“Required Tranche B Banks” means at any time Tranche B Banks having more than 50% of the aggregate amount of the Tranche B Commitments or, if the Tranche B Commitments shall have been terminated, holding more than 50% of the aggregate unpaid principal amount of the Tranche B Conventional Loans.
“Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country or the United

Kingdom (to the extent that the United Kingdom is not an EEA Member Country) (including any delegee) having responsibility for the resolution of any Financial Institution.
“S&P” means Standard & Poor’s Financial Services LLC or any successor to its corporate debt ratings business.
“Sanctioned Country” means at any time a country or territory that is the subject or target of any Sanctions.
“Sanctioned Person” means at any time (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the European Union or any EU member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Significant Subsidiary” means, at any time, any Subsidiary of the Borrower which, together with such Subsidiary’s Consolidated Subsidiaries, has consolidated assets at such time in excess of $1,000,000,000 and any one or more Subsidiaries of the Borrower that shall succeed to the ownership of all or substantially all of the property and assets of any of the foregoing Subsidiaries.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s website at http://www.newyorkfed.org, or any successor source.
“SPC” has the meaning set forth in Section 9.6(f).
“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.
“Swingline Bank” means Wells Fargo Bank, National Association, and its successor in such capacity.
“Swingline Lending Office” means the Swingline Bank’s office located at its address set forth in its Administrative Questionnaire or, if applicable, its signature page (or identified in its Administrative Questionnaire as its Swingline Lending Office) or such other office as such Bank may hereafter designate as its Swingline Lending Office by notice to the Borrower and the Administrative Agent.
“Swingline Loan” means a loan made by the Swingline Bank pursuant to Section 2.1(b).
“Swingline Sublimit” means the lesser of (a) $300,000,000 and (b) the aggregate Tranche A Commitments.
“Swingline Takeout Loan” means a Base Rate Loan made pursuant to Section 2.16(a).
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Tranche A Bank” means any Bank with a Tranche A Commitment. Unless the context otherwise requires, the term “Tranche A Banks” includes the Swingline Bank.
“Tranche A Commitment” means, as to any Tranche A Bank, the obligation of such Tranche A Bank to make Tranche A Conventional Loans to, and to purchase participations in Swingline Loans for the account of, the Borrower hereunder in an aggregate principal amount outstanding at any time not to exceed (i) with respect to each Tranche A Bank listed on the signature pages hereof, the amount set forth opposite its name on Schedule 1.1(a) as its “Tranche A Commitment” and (ii) with respect to each Assignee or other Person which becomes a Tranche A Bank pursuant to Section 8.6, 9.6(c) or 2.1(d), the amount of the “Tranche A Commitment” thereby assumed by it, in each case as such amount may be reduced from time to time pursuant to Sections 2.8, 2.10 and 9.6(c) or increased from time to time pursuant to Sections 2.1(d) and 9.6(c). The aggregate Tranche A Commitments of all Tranche A Banks on the Closing Date is $2,000,000,000.
“Tranche A Conventional Loan” means a loan made by a Bank pursuant to Section 2.1(a)(i); provided that, if any such Tranche A Conventional Loan (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Tranche A Conventional Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.
“Tranche A Note” has the meaning set forth in Section 2.4(b).
“Tranche A Revolving Credit Period” means as to any Tranche A Bank, with respect to the Tranche A Commitment of such Bank, the period from and including the Closing

Date to but not including the Tranche A Termination Date applicable to such Commitment of such Bank.
“Tranche A Termination Date” means October 15, 2022, as such date may be extended from time to time with respect to some or all of the Tranche A Banks pursuant to Section 2.1(c)(i), or if any such date is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.
“Tranche B Bank” means any Bank with a Tranche B Commitment.
“Tranche B Commitment” means, as to any Tranche B Bank, the obligation of such Tranche B Bank to make Tranche B Conventional Loans to the Borrower hereunder in an aggregate principal amount outstanding at any time not to exceed (i) with respect to each Tranche B Bank listed on the signature pages hereof, the amount set forth opposite its name on Schedule 1.1(a) as its “Tranche B Commitment” and (ii) with respect to each Assignee or other Person which becomes a Tranche B Bank pursuant to Section 8.6, 9.6(c) or 2.1(d), the amount of the “Tranche B Commitment” thereby assumed by it, in each case as such amount may be reduced from time to time pursuant to Sections 2.8, 2.10 and 9.6(c) or increased from time to time pursuant to Sections 2.1(d) and 9.6(c). The aggregate Tranche B Commitments of all Tranche B Banks on the Closing Date is $1,500,000,000.
“Tranche B Conventional Loan” means a loan made by a Bank pursuant to Section 2.1(a)(ii); provided that, if any such Tranche B Conventional Loan (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Tranche B Conventional Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.
“Tranche B Note” has the meaning set forth in Section 2.4(b).
“Tranche B Revolving Credit Period” means as to any Tranche B Bank, with respect to the Tranche B Commitment of such Bank, the period from and including the Closing Date to but not including the Tranche B Termination Date applicable to such Commitment of such Bank.
“Tranche B Termination Date” means October 15, 2022, as such date may be extended from time to time with respect to some or all of the Tranche B Banks pursuant to Section 2.1(c)(ii), or if any such date is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.
“TRS” means American Express Travel Related Services Company, Inc., a New York corporation, and its successors.
“U.K. Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union) Part I of the United

Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or the Plan under Title IV of ERISA.
“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.
“Unrefunded Swingline Loans” has the meaning set forth in Section 2.16(b).
“Wholly-Owned Subsidiary” means any Subsidiary of the Borrower at least 99% of the capital stock of which is owned by the Borrower or another Wholly-Owned Subsidiary of the Borrower.
“Withholding Agent” means the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, (i) with respect to any Resolution Authority, the write-down and conversion powers of such Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (ii) with respect to the Resolution Authority for the United Kingdom (to the extent that the United Kingdom is not such an EEA Member Country), the write-down and conversion powers of such Resolution Authority from time to time under the U.K. Bail-In Legislation.
SECTION 1.2Accounting Terms and Determinations
. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder by the Borrower shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other

Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof); provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Banks wish to amend Article 5 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of United States generally accepted accounting principles in effect immediately before the relevant change in such generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks.
SECTION 1.3Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article 2 on the same date, all of which Loans are of the same Class and the same type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period. Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g., a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Loans, and a “Base Rate Borrowing” is a Borrowing comprised of Base Rate Loans) or by reference to the provisions of Article 2 under which participation therein is determined.
SECTION 1.4Rates. Neither the Borrower nor the Administrative Agent warrants or accepts responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “the London Interbank Offered Rate” or with respect to any rate that is an alternative or replacement for or successor to any such rate (including, without limitation, any Benchmark Replacement) or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes.
ARTICLE 2
THE CREDITS
SECTION 2.1Commitments to Lend.
(a)Conventional Loans.
(i) Tranche A Conventional Loans. From time to time prior to its Tranche A Termination Date, each Tranche A Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans in Dollars to the Borrower pursuant to this subsection from time to time in amounts such that the aggregate principal amount of Tranche A Conventional Loans by such Bank, together with its participating interests in any Unrefunded Swingline Loans, at any one time outstanding shall not exceed the amount of its Tranche A Commitment. Each Borrowing under this subsection (other than a Swingline Takeout Loan) shall be in an aggregate principal amount of $10,000,000 or any larger multiple of $5,000,000 (except that any such Borrowing may be in the aggregate amount available to the Borrower in accordance with Section 3.2) and shall be made from the several Tranche A Banks ratably in proportion to their respective Tranche A Commitments. Within the foregoing limits, the Borrower may borrow under this subsection, prepay Tranche A Conventional Loans to the extent permitted by Section 2.11 and reborrow at any time during the Tranche A Revolving Credit Period under this subsection.
(ii) Tranche B Conventional Loans. From time to time prior to its Tranche B Termination Date, each Tranche B Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans in Dollars to the Borrower pursuant to this subsection from time to time in amounts such that the aggregate principal amount of Tranche B Conventional Loans by such Bank at any one time outstanding shall not exceed the amount of its Tranche B Commitment. Each Borrowing under this subsection shall be in an aggregate principal amount of $10,000,000 or any larger multiple of $5,000,000 (except that any such Borrowing may be in the aggregate amount available to the Borrower in accordance with Section 3.2) and shall be made from the several Tranche B Banks ratably in proportion to their respective Tranche B Commitments. Within the foregoing limits, the Borrower may borrow under this subsection, prepay Tranche B Conventional Loans to the extent permitted by Section 2.11 and reborrow at any time during the Tranche B Revolving Credit Period under this subsection.
(b)Swingline Loans. From time to time prior to its Tranche A Termination Date, the Swingline Bank agrees, on the terms and conditions set forth in this Agreement, to make loans in Dollars to the Borrower pursuant to this subsection from time to time; provided that (i) the sum of the aggregate principal amount of all Swingline Loans plus the aggregate principal amount of all Tranche A Conventional Loans at any one time outstanding shall not exceed the aggregate amount of the Tranche A Commitments of the Tranche A Banks and (ii) the sum of the aggregate principal amount of all Swingline Loans shall not exceed the Swingline Sublimit at any one time. Each Borrowing under this subsection shall be in an aggregate principal amount of $10,000,000 or any larger multiple of $5,000,000 (except that any such Borrowing may be in the aggregate amount available to the Borrower in accordance with Section 3.2). Within the foregoing limits, the Borrower may borrow under this subsection, repay or, to the extent permitted by Section 2.11, prepay Swingline Loans and reborrow at any time during the Tranche A Revolving Credit Period under this subsection; provided that the proceeds of a Swingline Loan may not be used, in whole or in part, to refund any prior Swingline Loan.
(c)Extensions.
(i) The Tranche A Termination Date may be extended annually, on each of the first and second anniversaries of the Closing Date (such first and second anniversaries of the Closing Date, each an “Anniversary Date”), in the manner set forth in this subsection (c)(i), in each case for a period of one year measured from the Tranche A Termination Date then in effect. If the Borrower wishes to request an extension of the Tranche A Termination Date, it shall give notice to that effect to the Administrative Agent not more than 90 and not less than 45 days prior to the applicable Anniversary Date. The Administrative Agent shall promptly notify each Tranche A Bank of receipt of such request. Each Tranche A Bank shall endeavor to respond to such request, whether affirmatively or negatively (such determination in the sole discretion of such Tranche A Bank), by notice to the Borrower and the Administrative Agent within 30 days of receipt of such request. Subject to the execution by the Borrower, the Administrative Agent and such Tranche A Banks of a duly completed Extension Agreement in substantially the form of Exhibit E and the satisfaction of the other conditions to such extension in this subsection (c)(i), the Tranche A Termination Date applicable to the Tranche A Commitment of each Tranche A Bank so affirmatively notifying the Borrower and the Administrative Agent shall be extended, effective as of the applicable Anniversary Date (except that, if such date is not a Domestic Business Day, such extension shall be effective on the immediately succeeding Domestic Business Day), for the period specified above; provided that no Tranche A Termination Date of any Tranche A Bank shall be extended unless (x) Tranche A Banks having more than 50% in aggregate amount of the Tranche A Commitments in effect at the time any such extension is requested shall have elected so to extend their Tranche A Commitments and (y) on the applicable Anniversary Date, both immediately before and after giving effect to any such extension of the Tranche A Termination Date, (i) the representations and warranties contained in Article 4 shall be true and correct and (ii) no Default shall have occurred and be continuing. Any Tranche A Bank which does not give such notice to the Borrower and the Administrative Agent shall be deemed to have elected not to extend as requested. For the avoidance of doubt, any Tranche A Bank that elects (or is deemed to have elected) to not extend its Tranche A Commitment pursuant to this subsection (c)(i), shall be required to maintain its Tranche A Commitment then in effect pursuant to the terms and conditions contained herein and including the Tranche A Termination Date then in effect and applicable to such non-extending Tranche A Lender, without giving effect to such requested extension. The Borrower, at its discretion, will have the right at any time pursuant to Section 8.6 to seek a substitute bank or banks for any Tranche A Bank which does not elect to extend its Tranche A Commitment.
(ii) The Tranche B Termination Date may be extended annually, on each of Anniversary Date, in the manner set forth in this subsection (c)(ii), in each case for a period of one year measured from the Tranche B Termination Date then in effect. If the Borrower wishes to request an extension of the Tranche B Termination Date, it shall give notice to that effect to the Administrative Agent not more than 90 and not less than 45 days prior to the applicable Anniversary Date. The Administrative Agent shall promptly notify each Tranche B Bank of receipt of such request. Each Tranche B Bank shall endeavor to respond to such request, whether affirmatively or negatively (such determination in the sole discretion of such Tranche B Bank), by notice to the Borrower and the Administrative Agent within 30 days of receipt of such request. Subject to the execution by the Borrower, the Administrative Agent and such Tranche B Banks of a duly completed Extension Agreement in substantially the form of Exhibit E and the satisfaction of the other conditions to such extension in this subsection (c)(ii), the Tranche B Termination Date applicable to the Tranche B Commitment of each Tranche B Bank so affirmatively notifying the Borrower and the Administrative Agent shall be extended, effective as of the applicable Anniversary Date (except that, if such date is not a Domestic Business Day, such extension shall be effective on the immediately succeeding Domestic Business Day), for the period specified above; provided that no Tranche B Termination Date of any Tranche B Bank shall be extended unless (x) Tranche B Banks having more than 50% in aggregate amount of the Tranche B Commitments in effect at the time any such extension is requested shall have elected so to extend their Tranche B Commitments and (y) on the applicable Anniversary Date, both immediately before and after giving effect to any such extension of the Tranche B Termination Date, (i) the representations and warranties contained in Article 4 shall be true and correct and (ii) no Default shall have occurred and be continuing. Any Tranche B Bank which does not give such notice to the Borrower and the Administrative Agent shall be deemed to have elected not to extend as requested. For the avoidance of doubt, any Tranche B Bank that elects (or is deemed to have elected) to not extend its Tranche B Commitment pursuant to this subsection (c)(ii), shall be required to maintain its Tranche B Commitment then in effect pursuant to the terms and conditions contained herein and including the Tranche B Termination Date then in effect and applicable to such non-extending Tranche B Lender, without giving effect to such requested extension. The Borrower, at its discretion, will have the right at any time pursuant to Section 8.6 to seek a substitute bank or banks for any Tranche B Bank which does not elect to extend its Tranche B Commitment.
(d)Additional Commitments. At any time, if no Default shall have occurred and be continuing at such time, the Borrower may, if it so elects, increase the aggregate amount of the Tranche A Commitments and/or the Tranche B Commitments, either by designating a Person not theretofore a Bank to become a Bank or by agreeing with an existing Bank that such Bank’s Tranche A Commitment and/or Tranche B Commitment, as applicable, shall be increased. Upon execution and delivery by the Borrower and such Bank or other Person of an instrument of assumption in form reasonably satisfactory to the Administrative Agent, such existing Bank shall have a Tranche A Commitment and/or Tranche B Commitment, as applicable, as therein set forth or such other Person shall become a Bank with a Tranche A Commitment and/or Tranche B Commitment, as applicable, as therein set forth and all the rights and obligations of a Bank with such a Commitment hereunder; provided that (i) the Borrower shall provide prompt notice of such increase to the Administrative Agent, who shall promptly notify the other Banks and (ii) the aggregate amount of such increases made pursuant to this Section 2.1(d) does not exceed $1,500,000,000. Upon any increase in the aggregate amount of the Tranche A Commitments and/or Tranche B Commitments, as applicable, pursuant to this Section 2.1(d), within five Domestic Business Days in the case of each Group of Base Rate Loans outstanding, and at the end of the then current Interest Period with respect thereto, in the case of each Group of Euro-Dollar Loans that are Tranche A Conventional Loans or Tranche B Conventional Loans, as applicable, then outstanding (or, in either case, at such earlier time as is agreed to by the Borrower and the Administrative Agent), the Borrower shall prepay such Group of Loans in its entirety, and, to the extent the Borrower elects to do so and subject to the conditions specified in Article 3, the Borrower shall reborrow Conventional Loans of the applicable Class from the applicable Banks in proportion to their respective Commitments of such Class after giving effect to such increase, until such time as all outstanding Conventional Loans of such Class are held by the applicable Banks in such proportion. Notwithstanding anything to the contrary herein, (i) the designation of any Person as a Bank pursuant to this Section 2.1(d) shall be subject to the consent of the Administrative Agent, which shall not be unreasonably withheld or delayed; provided that no such consent shall be required if such Person is an affiliate of a Bank whose credit rating(s) from S&P and/or Moody’s are not lower than those of such Bank (or whose obligations under this Agreement are guaranteed by an affiliate whose credit rating(s) from S&P and/or Moody’s are not lower than those of such Bank) or if such Person was a Bank immediately prior to such designation; and (ii) no such Person designated as a Bank pursuant to this Section 2.1(d) shall be the Borrower or any of the Borrower’s affiliates or Subsidiaries or a Defaulting Bank or any of its Subsidiaries or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (ii) or a natural person.
SECTION 2.2Notice of Committed Borrowing. (a) The Borrower shall give the Administrative Agent notice (a “Notice of Committed Borrowing”) not later than (I) 10:30 A.M. (New York City time) on (x) the date of each Base Rate Borrowing and (y) the third Euro-Dollar Business Day (or, if an Interest Period of twelve months is elected, the fifth Euro-Dollar Business Day) before each Euro-Dollar Borrowing or (II) 2:00 P.M. (New York City time) on the date of each Swingline Loan, specifying:
(i) the date of such Borrowing, which shall be (A) a Domestic Business Day in the case of a Base Rate Borrowing or a Swingline Loan and (B) a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;
(ii) the aggregate amount of such Borrowing;
(iii) whether the Loans comprising such Borrowing are to be Swingline Loans, Tranche A Conventional Loans or Tranche B Conventional Loans;
(iv) whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or a Euro-Dollar Rate; and
(v) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.
(b)If the Borrower requests an Interest Period of twelve months (an “Extended Interest Period”), or an Interest Period shorter than one month, the Administrative Agent will determine, in accordance with the definition of “Interest Period” herein, whether an Interest Period of such duration will be available, and will promptly notify the Borrower and the applicable Banks of such determination.

SECTION 2.3Notice to Banks; Funding of Loans. (a) Upon receipt of a Notice of Committed Borrowing, the Administrative Agent shall promptly notify each Bank entitled to receive such Notice of Committed Borrowing of the contents thereof and of such Bank’s share (if any) of such Borrowing and such Notice of Committed Borrowing shall not thereafter be revocable by the Borrower.
(b)Not later than 1:00 P.M. (New York City time) on the date of each Borrowing, each Bank participating therein shall make available its share of such Borrowing in federal or other funds immediately available in New York City to the Administrative Agent at the Payment Office. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Banks available to the Borrower at the Payment Office.
(c)Unless the Administrative Agent shall have received notice from a Bank prior to the Administrative Agent making funds received from the Banks available to the Borrower in accordance with this Section 2.3(c) on the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsections (b) and (c) of this Section, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement.
SECTION 2.4Registry. (a) The Administrative Agent shall maintain a register (the “Register”) on which it will record the Commitments of each Bank, each Loan made by such Bank and each repayment of any Loan made by such Bank. Any such recordation by the Administrative Agent on the Register shall be conclusive, absent manifest error. Each Bank shall record on its internal records (including computerized systems) the foregoing information as to its own Commitments and Loans. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations hereunder.
(b)The Borrower hereby agrees that, upon the request of any Bank at any time, (i) such Bank’s Tranche A Commitment shall be evidenced by a promissory note of the Borrower (a “Tranche A Note”), substantially in the form of Exhibit A-1 hereto, and/or (ii) such Bank’s Tranche B Commitment shall be evidenced by a promissory note of the Borrower (a “Tranche B Note”), substantially in the form of Exhibit A-2 hereto, in each case, payable to the order of such Bank and representing the obligation of the Borrower to pay the unpaid principal amount of the Loans made to the Borrower by such Bank pursuant to such Commitment, with interest as provided herein on the unpaid principal amount from time to time outstanding.

SECTION 2.5Maturity of Loans. (a) Each Tranche A Conventional Loan made by any Bank shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the Tranche A Termination Date applicable to such Bank.
(b)Each Tranche B Conventional Loan made by any Bank shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the Tranche B Termination Date applicable to such Bank.
(c)Each Swingline Loan made by the Swingline Bank shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the earlier of (i) the date that is 14 days after the making of such Swingline Loan and (ii) the Tranche A Termination Date applicable to the Swingline Bank.
SECTION 2.6Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Base Rate Margin for such day plus the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Date and, with respect to the principal amount of any Base Rate Loan converted to a Euro-Dollar Loan, on each date a Base Rate Loan is so converted. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, each day until paid at a rate per annum equal to the sum of 1% plus the Base Rate Margin for such day plus the Base Rate for such day.
(b)Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 1% plus the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Loan at the date such payment was due (or, if the circumstances described Section 8.1(a) shall exist, if higher, at a rate per annum equal to the sum of 1% plus the Base Rate Margin for such day plus the Base Rate for such day).
(c)Each Swingline Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Swingline Loan is made until it becomes due, at a rate per annum equal to the sum of the Base Rate Margin for such day plus the Base Rate for such day. Interest on each Swingline Loan shall be payable at the maturity of such Loan. Any overdue principal of or interest on any Swingline Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 1% plus the Base Rate Margin for such day plus the Base Rate for such day.
(d)The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

SECTION 2.7Fees.
(a)The Borrower shall pay to the Administrative Agent for the account of the Tranche A Banks ratably a facility fee at the Facility Fee Rate, calculated in accordance with Section 2.14. Such facility fee shall accrue (i) from and including the Closing Date to but excluding the date of termination of the Tranche A Commitments in their entirety, on the daily aggregate amount of the Tranche A Commitments (whether used or unused) and (ii) from and including such date of termination of the Tranche A Commitments to but excluding the date the Tranche A Conventional Loans shall be repaid in their entirety, on the daily aggregate outstanding principal amount of the Tranche A Conventional Loans. Accrued fees under this subsection (a) shall be payable quarterly in arrears on each Quarterly Date and on the date of termination of the Tranche A Commitments in their entirety (and, if later, each date on which the Tranche A Conventional Loans shall be repaid in their entirety).
(b)The Borrower shall pay to the Administrative Agent for the account of the Tranche B Banks ratably a facility fee at the Facility Fee Rate, calculated in accordance with Section 2.14. Such facility fee shall accrue (i) from and including the Closing Date to but excluding the date of termination of the Tranche B Commitments in their entirety, on the daily aggregate amount of the Tranche B Commitments (whether used or unused) and (ii) from and including such date of termination of the Tranche B Commitments to but excluding the date the Tranche B Conventional Loans shall be repaid in their entirety, on the daily aggregate outstanding principal amount of the Tranche B Conventional Loans. Accrued fees under this subsection (b) shall be payable quarterly in arrears on each Quarterly Date and on the date of termination of the Tranche B Commitments in their entirety (and, if later, each date on which the Tranche B Conventional Loans shall be repaid in their entirety).
(c)Anything herein to the contrary notwithstanding, during such period as a Bank is a Defaulting Bank, such Defaulting Bank will not be entitled to any fees accruing during such period with respect to its unused Commitment pursuant to subsection (a) or (b) of this Section 2.7 (without prejudice to the rights of the Non-Defaulting Banks in respect of such fees).
(d)The Borrower shall pay to the Administrative Agent, the arrangers and the Banks, for their own accounts, such other fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.
SECTION 2.8Optional Termination or Reduction of Commitments. The Borrower may, upon at least three Domestic Business Days’ notice to the Administrative Agent, (i) terminate the Tranche A Commitments at any time, if no Tranche A Conventional Loans and no Swingline Loans are outstanding at such time, (ii) terminate the Tranche B Commitments at any time, if no Tranche B Conventional Loans are outstanding at such time, (iii) ratably reduce from time to time by an aggregate amount of $100,000,000 or a larger multiple of $10,000,000, the aggregate amount of the Tranche A Commitments in excess of the aggregate outstanding principal amount of the Tranche A Conventional Loans and the Swingline Loans, or (iv) ratably reduce from time to time by an aggregate amount of $100,000,000 or a larger multiple of $10,000,000, the aggregate amount of the Tranche B Commitments in excess of the aggregate outstanding principal amount of the Tranche B Conventional Loans. The Borrower may terminate the unused amount of the Commitments of a Defaulting Bank upon not less than three Domestic Business Days’ prior notice to the Administrative Agent (which will promptly notify the Banks thereof), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Bank may have against such Defaulting Bank.
SECTION 2.9Method of Electing Interest Rates. (a) The Loans included in each Conventional Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Committed Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article 8), as follows:
(i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; and
(ii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, subject to Section 2.13 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans.
Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent not later than 10:00 A.M. (New York City time) on the third Euro-Dollar Business Day (or, if an Interest Period of twelve months is elected, the fifth Euro-Dollar Business Day) before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group of Loans and (ii) the portion to which such Notice of Interest Rate Election applies, and the remaining portion to which it does not apply, are each $10,000,000 or any larger multiple of $5,000,000. If no such notice is timely received prior to the end of an Interest Period, the Borrower shall be deemed to have elected that all Loans having such Interest Period be converted to Base Rate Loans.
(b)Each Notice of Interest Rate Election shall specify:
(i) the Group of Loans (or portion thereof) to which such notice applies;
(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;
(iii) if the Loans comprising such Group of Loans are to be converted, the new type of Loans and, if the Loans being converted are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and
(iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.
(c)Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall promptly notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Borrower (subject, however, to determinations by the Banks or the Required Banks in the case of Interest Periods of twelve months or of shorter than one month).
(d)The provisions of Section 2.2(b) shall apply mutatis mutandis to the election of an Extended Interest Period pursuant to this Section 2.9.
(e)An election by the Borrower to change or continue the rate of interest applicable to any Group of Loans pursuant to this Section shall not constitute a “Borrowing” subject to the provisions of Section 3.2.
SECTION 2.10Mandatory Termination and Reduction of Commitments. (a) The Tranche A Commitment of each Tranche A Bank shall terminate on the Tranche A Termination Date of such Bank and any Tranche A Conventional Loans of such Bank then outstanding (together with accrued interest thereon) shall be due and payable on such date.
(b)The Tranche B Commitment of each Tranche B Bank shall terminate on the Tranche B Termination Date of such Bank and any Tranche B Conventional Loans of such Bank then outstanding (together with accrued interest thereon) shall be due and payable on such date.
(c)If at any date prior to the Tranche A Termination Date or Tranche B Termination Date, as applicable, AXP shall cease to own, directly or indirectly, at least 79.5% of the outstanding shares of common stock of TRS, or AXP and TRS shall cease together to own, directly or indirectly, at least 79.5% of the outstanding shares of common stock of the Borrower, or TRS and the Borrower shall cease together to own, directly or indirectly, at least 79.5% of the outstanding shares of common stock of AEOCC, then (i) the outstanding Commitments shall terminate on such date, without any requirement of notice or other action by any party hereto, and the Borrower shall no longer be entitled to borrow hereunder and (ii) each outstanding Loan shall mature, and shall be due and payable, together with accrued interest thereon, on the earlier of the last day of the then current Interest Period (if any) applicable thereto and the ninetieth (90th) day after such date when AXP or TRS, as the case may be, shall cease to own such shares as provided above.
(d)The Borrower shall forthwith notify the Administrative Agent and each Bank of the occurrence of any event described in subsection (c) above.
SECTION 2.11Optional Prepayments.
(a)Subject in the case of any Borrowing to Section 2.13, the Borrower may, upon at least one Domestic Business Day’s notice to the Administrative Agent, prepay any

Group of Base Rate Loans or any Swingline Loan or upon at least three Euro-Dollar Business Days’ notice to the Administrative Agent, prepay any Group of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $10,000,000 or any larger multiple of $5,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group of Loans or Borrowing.
(b)Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each applicable Bank of the contents thereof and of such Bank’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.
SECTION 2.12General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 12:00 Noon (New York City time) on the date when due, in federal or other funds immediately available in New York City to the Administrative Agent at the Payment Office. The Administrative Agent will promptly distribute to each Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks, it being understood and agreed that any payments made or received after any enforcement of remedies hereunder pursuant to Section 6.1 shall be shared ratably by all Banks owed any amounts hereunder in respect of the Loans. Whenever any payment of principal of, or interest on, the Base Rate Loans or the Swingline Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.
(b)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due from the Borrower to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.
(c)Payments made by the Borrower hereunder shall be made without set off, deduction or counterclaim.

SECTION 2.13Funding Losses. If the Borrower makes any payment of principal with respect to any Loan or any Loan is converted (pursuant to Article 2, 6 or 8 or otherwise, but excluding Section 8.2) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.6(b), or if the Borrower fails to borrow, prepay, convert or continue any Loan after notice has been given to any Bank in accordance with Section 2.3(a), 2.11(b) or 2.9(c), or if any Euro-Dollar Loan is assigned prior to the last day of the Interest Period applicable thereto as a result of the request of the Borrower pursuant to Section 8.6, the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue, provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.
SECTION 2.14Computation of Interest and Fees. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).
SECTION 2.15Regulation D Compensation. Each Bank may require the Borrower to pay, contemporaneously with each payment of interest on the Euro-Dollar Loans, additional interest on the related Euro-Dollar Loan of such Bank at a rate per annum determined by such Bank up to but not exceeding the excess of (i) (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Bank wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Euro-Dollar Loans of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Dollar Business Days after the giving of such notice and (y) shall notify the Borrower at least five Euro-Dollar Business Days prior to each date on which interest is payable on the Euro-Dollar Loans of the amount then due it under this Section.
SECTION 2.16Takeout of Swingline Loans. (a) In the event that any Swingline Loan shall not be repaid in full at or prior to the maturity thereof, the Administrative Agent shall, on behalf of the Borrower (the Borrower hereby irrevocably directing and authorizing the Administrative Agent so to act on its behalf), give a Notice of Committed Borrowing requesting the Tranche A Banks having a Tranche A Commitment, including the Swingline Bank, as applicable, to make a Base Rate Borrowing of Tranche A Conventional Loans in an amount equal to the unpaid principal amount of such Swingline Loan. Each Tranche A Bank will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Bank on such date in accordance with Section 2.3. The proceeds of such Base Rate Borrowing shall be immediately applied to repay such Swingline Loan.

(b)If, for any reason, a Base Rate Borrowing of Tranche A Conventional Loans may not be (as determined by the Administrative Agent in its sole discretion), or is not, made pursuant to clause (a) above to refund Swingline Loans as required by said clause, then, effective on the date such Borrowing would otherwise have been made, each Tranche A Bank severally, unconditionally and irrevocably agrees that it shall purchase an undivided participating interest in such Swingline Loans (“Unrefunded Swingline Loans”) in an amount equal to the amount of the Tranche A Conventional Loan which otherwise would have been made by such Bank pursuant to clause (a), which purchase shall be funded by the time such Tranche A Conventional Loan would have been required to be funded pursuant to Section 2.3 by transfer to the Administrative Agent, for the account of the Swingline Bank, in immediately available funds, of the amount of its participation.
(c)Whenever, at any time after the Swingline Bank has received from any Bank payment in full for such Bank’s participating interest in a Swingline Loan, the Swingline Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Swingline Bank (or the Administrative Agent, as the case may be) will promptly distribute to such Bank its participating interest in such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s participating interest was outstanding and funded); provided, however, that in the event that such payment is subsequently required to be returned, such Bank will return to the Swingline Bank (or the Administrative Agent, as the case may be) any portion thereof previously distributed by the Swingline Bank (or the Administrative Agent, as the case may be) to it.
(d)Each Tranche A Bank’s obligation to purchase and fund participating interests pursuant to this Section shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Bank or the Borrower may have against the Swingline Bank, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or the failure to satisfy any of the conditions specified in Article 3; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement by the Borrower or any Bank; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(e)If any Swingline Loans are outstanding at the time a Tranche A Bank becomes a Defaulting Bank then:
(i) so long as no Default shall have occurred and be continuing, all or any part of such Defaulting Bank’s participating interest in the Swingline Loans shall be reallocated among the Non-Defaulting Banks that are Tranche A Banks in accordance with their respective Tranche A Commitments but only to the extent the sum of all such Non-Defaulting Banks’ outstanding Tranche A Conventional Loans and participating interests in Swingline Loans plus such Defaulting Bank’s participating interests in Swingline Loans does not exceed the total of all Non-Defaulting Banks’ Tranche A Commitments; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Domestic Business Day following notice by the Administrative Agent prepay such Swingline Loans.
(f)So long as a Tranche A Bank is a Defaulting Bank, the Swingline Bank shall not be required to fund any Swingline Loan, unless it is satisfied that participating interests in any newly made Swingline Loan shall be allocated among Non-Defaulting Banks that are Tranche A Banks in a manner consistent with Section 2.16(e)(i) (and such Defaulting Bank shall not participate therein).
(g)If (i) a Bank Insolvency Event with respect to a Tranche A Bank shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Bank has a good faith belief that any Tranche A Bank has defaulted in fulfilling its obligations under one or more other agreements in which such Bank commits to extend credit, the Swingline Bank shall not be required to fund any Swingline Loan, unless the Swingline Bank shall have entered into arrangements with the Borrower or such Bank, satisfactory to the Swingline Bank, to defease any risk to it in respect of such Bank hereunder.
ARTICLE 3
CONDITIONS
SECTION 3.1Closing. The closing hereunder shall occur upon receipt by the Administrative Agent of the following documents, each dated the Closing Date unless otherwise indicated:
(a)this Agreement, duly executed by each of the parties hereto, and a Note executed by the Borrower in favor of each Bank requesting a Note, if any, evidencing such Bank’s Commitments hereunder;
(b)an opinion of David S. Carroll, counsel for the Borrower, substantially in the form of Exhibit B hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;
(c)an opinion of Moore & Van Allen PLLC, special counsel for the Administrative Agent, substantially in the form of Exhibit C hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;
(d)a certificate from the secretary of the Borrower certifying as to the incumbency and genuineness of the signature of each officer of the Borrower executing the Credit Documents and certifying that attached thereto is a true, correct and complete copy of (i) the articles incorporation of the Borrower, (ii) the bylaws of the Borrower, and (iii) resolutions duly adopted by the board of directors (or other governing body) of the Borrower authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Credit Documents;

(e)certificates of good standing, existence or its equivalent with respect to the Borrower certified as of a recent date by the appropriate governmental authority of its state of incorporation;
(f)certified reports from an independent search service, as of a recent date, listing any judgment or tax lien filing or Uniform Commercial Code financing statement that names the Borrower as debtor in the applicable jurisdiction, and the results thereof shall be reasonably satisfactory to the Administrative Agent;
(g)a certificate from an officer or authorized signatory of the Borrower certifying that, as of the Closing Date, (i) the representations and warranties of the Borrower set forth herein are true and correct and (ii) no Default shall have occurred and be continuing;
(h)an account designation letter, in form and substance reasonably satisfactory to the Administrative Agent, designating one or more accounts to which the Borrower may from time to time request the Administrative Agent to forward the proceeds of any Loan under this Agreement;
(i)the Borrower shall have provided, at least five (5) Domestic Business Days prior to the Closing Date, the documentation and other information to the Banks that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, to the extent such documentation or information is requested by the Administrative Agent or any Bank in writing at least ten (10) Domestic Business Days prior to the Closing Date;
(j)if the Borrower as of the Closing Date qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, each Bank, to the extent requested by such Bank in writing at least ten (10) Domestic Business Days prior to the Closing Date, shall have received a beneficial ownership certification in relation to the Borrower at least five (5) Domestic Business Days prior to the Closing Date; and
(k)evidence satisfactory to the Administrative Agent that the Borrower shall have paid all fees and expenses due and payable as of or before the Closing Date to the Administrative Agent and the Banks.
The Administrative Agent shall promptly notify the Borrower and the Banks of the occurrence of the closing on the Closing Date, and such notice shall be conclusive and binding on all parties hereto.
SECTION 3.2Borrowings. The obligation of any Bank to make a Loan on the occasion of any Borrowing (including any Borrowing on the Closing Date) is subject to the satisfaction of the following conditions; provided that if such Borrowing is a Swingline Takeout Loan, only the conditions set forth in clauses (a) and (b) must be satisfied:
(a)receipt by the Administrative Agent of a Notice of Committed Borrowing as required by Section 2.2;

(b)the facts that, immediately after such Borrowing:
(i) with respect to a Borrowing of Tranche A Conventional Loans, the aggregate outstanding principal amount of the Tranche A Conventional Loans, plus the outstanding principal amount of all Swingline Loans will not exceed the aggregate amount of the Tranche A Commitments;
(ii) with respect to a Borrowing of Tranche B Conventional Loans, the aggregate outstanding principal amount of the Tranche B Conventional Loans will not exceed the aggregate amount of the Tranche B Commitments; and
(iii) the aggregate outstanding principal amount of the Swingline Loans will not exceed the Swingline Sublimit;
(c)the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing; and
(d)the fact that the representations and warranties of the Borrower contained in Sections 4.1 through 4.4(a) and 4.6 through 4.14 shall be true and correct on and as of the date of such Borrowing as if made on and as of such date.
Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (b), (c) and (d) of this Section (unless such Borrowing is a Swingline Takeout Loan, in which case the Borrower shall be deemed to represent and warrant as to the facts specified in clause (b)).
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants that:
SECTION 4.1Corporate Existence and Power. The Borrower and each of its Significant Subsidiaries has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation and has qualified as a foreign corporation in each other jurisdiction where the failure so to qualify would have a material adverse effect on its business or properties, and the Borrower has all corporate powers required to carry on its business as now conducted and to enter into and carry out the transactions contemplated by this Agreement and the Notes.
SECTION 4.2Corporate and Government Authorization. The execution, delivery and performance by the Borrower of this Agreement and the Notes have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under (a) the certificate of incorporation or by-laws of the Borrower or (b) any law or regulation applicable to the Borrower or (c) any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any material asset of the Borrower.
SECTION 4.3Binding Effect. This Agreement constitutes a valid, binding and enforceable agreement of the Borrower, and the Notes, if and when executed and delivered in accordance with this Agreement, will constitute valid, binding and enforceable obligations of the Borrower.
SECTION 4.4Financial Information.
(a)The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2018 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP, copies of which have been delivered to the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.
(b)Since December 31, 2018, there has been no change in the business, financial position or results of operations of the Borrower which would have a material adverse effect on the ability of the Borrower to perform its obligations under the terms of this Agreement and the Notes.
SECTION 4.5Litigation; Defaults. There is no action, suit or proceeding pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or any of its Significant Subsidiaries before any court or arbitration tribunal or any governmental department, administrative agency or instrumentality, which, in the case of actions, suits or proceedings pending or threatened, is likely to, or, in the case of actions, suits or proceedings affecting the Borrower or any of its Significant Subsidiaries, will, materially adversely affect the ability of the Borrower to perform its obligations under this Agreement and the Notes in accordance with their terms. The Borrower and its Significant Subsidiaries are not in default in any respect which is likely to have a material adverse effect on the consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries with respect to any law, rule, regulation order, writ, judgment, injunction, decree, determination or award presently in effect and applicable to the Borrower or any of its Significant Subsidiaries.
SECTION 4.6Taxes. The Borrower and its Significant Subsidiaries have filed all United States federal income Tax returns and all other material Tax returns which are required to be filed and have paid all Taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any of its Significant Subsidiaries, except such Taxes, if any, as are not required to be paid by reason of the provisions of Section 5.2. The charges, accruals and reserves on the books of the Borrower and its Significant Subsidiaries in respect of any Taxes or other governmental charges are, in the opinion of the Borrower, adequate in the aggregate.

SECTION 4.7Patents, Trademarks, etc. The Borrower and its Significant Subsidiaries own and possess such patents, trademarks, service marks, trade names, copyrights, or rights in any thereof, as in the aggregate are adequate in the judgment of the Borrower for the conduct of the business of the Borrower and its Significant Subsidiaries as now conducted.
SECTION 4.8Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the applicable minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan (except as otherwise permitted under ERISA or the Internal Revenue Code) and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code, and does not have any present liability to the PBGC under Title IV of ERISA or any withdrawal liability to any Plan under Title IV of ERISA. As of the Closing Date the Borrower is not nor will be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Loans or the Commitments.
SECTION 4.9Investment Company Act. The Borrower is not, and immediately after the application of the proceeds of each Loan hereunder will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
SECTION 4.10Compliance with Laws. The Borrower and its Significant Subsidiaries are in compliance with all applicable statutes, ordinances, rules and regulations, except where a lack of compliance therewith could not reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its obligations under the terms of this Agreement and the Notes. In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of itself and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or hazardous substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, could not reasonably be expected to have a material adverse effect on its ability to perform its obligations under the terms of this Agreement or the Notes.
SECTION 4.11Full Disclosure. All information heretofore furnished by the Borrower to the Administrative Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Administrative Agent or any Bank hereunder will be, true and accurate in all material respects on the date as of which such information is stated or certified and such information does not contain and will not contain any untrue statement of a material fact and such information does not omit and will not omit to state a material fact necessary to make the statements contained in such information, in light of the circumstances under which they were made, not misleading. The Borrower has disclosed to the Administrative Agent and each Bank in writing any and all facts known to the Borrower which could reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its obligations under the terms of this Agreement or the Notes. As of the Closing Date, all of the information included in the Beneficial Ownership Certification is true and correct.
SECTION 4.12Use of Proceeds/Margin Regulations. The proceeds of the Loans made under this Agreement to the Borrower will be used by it for its general corporate purposes. None of such proceeds will be used in violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System. Following the application of any Loan, not more than 25% of the value of the assets of the Borrower will be represented by or made up of margin stock within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System.
SECTION 4.13Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees, and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.
SECTION 4.14Financial Institutions. The Borrower is not a Financial Institution.
ARTICLE 5
COVENANTS
The Borrower agrees that, so long as any Bank has any Commitment hereunder or any amount payable hereunder remains unpaid:
SECTION 5.1Information. The Borrower will deliver to each of the Banks:
(a)as soon as available and in any event within 100 days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, cash flows and changes in stockholders’ equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified (without a “going concern” or like qualification or exception) by

PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing;
(b)as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in the case of such consolidated statements of income and cash flows, in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the principal accounting officer of the Borrower;
(c)as soon as practicable after the filing thereof, copies of all filings on Form 8-K which the Borrower shall have filed with the Securities and Exchange Commission;
(d)forthwith upon the occurrence of any Default, a certificate of the Chairman, President, any Vice President or Treasurer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;
(e)simultaneously with the delivery by the Borrower of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer, the Treasurer or the Comptroller of the Borrower stating whether there exists on the date of such certificate any Default and, if any such Default then exists, specifying the nature and period of existence thereof and the action the Borrower is taking and proposes to take with respect thereto;
(f)promptly upon the mailing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements which the Borrower shall have sent to its shareholders;
(g)promptly upon the filing thereof, copies of all registration statements and periodic reports which the Borrower shall have filed with the Securities and Exchange Commission;
(h)promptly after any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice; provided that the

Borrower shall have no obligation under this subsection (i) to deliver a notice relating to a Multi-employer Plan unless it has knowledge that such notice has been given or is required to be given or has been received, as specified in clause (i), (ii) or (iii) above;
(i)prompt written notice of any of the actions, suits, proceedings, judgments, orders, awards or decrees referred to in Section 4.5 if the Borrower is not at the time subject to the reporting requirements of the Securities Exchange Act of 1934, as amended; and
(j)from time to time such additional information regarding the financial position or business of the Borrower or any of its Significant Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request.
SECTION 5.2Corporate Existence; Maintenance of Properties; Insurance; Payment of Taxes; Compliance. The Borrower will, and will cause each of its Significant Subsidiaries to:
(a)except as permitted by Section 5.4, do all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises, provided that nothing in this clause (a) shall prevent the abandonment or termination of the corporate existence, rights or franchises of any such Significant Subsidiary which, in the opinion of the Board of Directors of the Borrower, is in the best interests of the Borrower and not disadvantageous in any material respect;
(b)maintain its plant and property used in its continuing operations in good repair, working order and condition;
(c)insure its assets and business in such manner and to such extent as is customary for companies engaged in the same or similar businesses in similar locations;
(d)pay and discharge all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties or assets of the Borrower or any such Significant Subsidiary; provided that it shall not be required to pay or discharge any such Tax, assessment, charge, levy or claim which
(i) is being contested in good faith by appropriate proceedings and for which the Borrower’s aggregate Tax reserves are deemed by it to be adequate, or
(ii) is asserted or imposed by any government or taxing authority outside of the United States if, in the opinion of the Board of Directors of the Borrower, nonpayment or non-discharge is in the best interests of the Borrower and not disadvantageous in any material respect to the Banks;
(e)maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions; and

(f)notify the Administrative Agent and each Bank that previously received a Beneficial Ownership Certification (or a certification that the Borrower qualifies for an exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Borrower ceasing to fall within an exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and promptly upon the reasonable request of the Administrative Agent or any Bank, provide the Administrative Agent or directly to such Bank, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.
SECTION 5.3Negative Pledge. The Borrower will not, and will not permit any of its Significant Subsidiaries to, create, assume or suffer to exist any Lien on any of its property or assets now owned or hereafter acquired by the Borrower or any of its Significant Subsidiaries, except:
(a)any Lien existing on the date of this Agreement and disclosed on Schedule 5.3;
(b)any Lien on property or assets existing at the time of acquisition of such property or assets by the Borrower and any Lien on property or assets of any corporation at the time such corporation is merged with or into the Borrower;
(c)any Lien on property or assets incurred or assumed for the purpose of financing all or any part of the purchase price of such property or assets prior to, concurrently with, or within 120 days after the acquisition thereof;
(d)any Lien arising pursuant to any Non-Recourse Receivables Transactions; and, solely in connection with any federal or state banking regulation, Liens created by the Borrower or any of its Significant Subsidiaries as security for indebtedness owing to AXP or to a Wholly-Owned Subsidiary of AXP or Liens arising from the sale or disposition of notes, accounts receivable or other rights to receive payment by Borrower or any of its Significant Subsidiaries to AXP or to any Wholly-Owned Subsidiary of AXP including without limitation Liens granted by the Borrower or any of its Significant Subsidiaries to secure its obligations in connection with the collection of such notes, accounts receivable or other rights to receive payment;
(e)any Lien arising out of the refinancing, extension, renewal or replacement of any Lien permitted by any of the clauses of this Section 5.3, provided that the principal amount of indebtedness secured thereby is not increased and is not secured by any additional property or assets of the Borrower other than accessions and improvements on the property or assets covered by the original Lien;
(f)any Lien not in excess of $1,000,000 (or its equivalent in any other currency) arising pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the claims secured thereby are being contested in good faith by appropriate proceedings;
(g)Liens incident to the conduct of the Borrower’s business or the ownership of its properties or assets which do not in the aggregate materially detract from the value of its properties or assets or materially impair the use thereof in the operation of its business;
(h)Liens on deposits of the Borrower with banks so long as such deposits are made in connection with loans made by such banks to the Borrower or any of its affiliates;
(i)Liens on real property to secure the payment of all or any part of the purchase price of such real property or the cost of construction thereof or the cost of improvements thereon or to secure any debt incurred prior to, at the time of or after the acquisition of such real property for the purpose of financing all or any part of the purchase price thereof, the costs of construction thereof or the costs of improvements thereto;
(j)Liens arising out of capitalized lease obligations;
(k)Liens on any asset of the Borrower or any of its Significant Subsidiaries in favor of the United States of America or any State thereof or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, or in favor of any other country or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute;
(l)Liens in favor of any customer to secure partial, progress, advance or other payments for goods produced for, or services rendered to, such customer by the Borrower or any of its Significant Subsidiaries in the ordinary course of business not exceeding the amount of such payments;
(m)Liens for Taxes, assessments and governmental charges or levies not required to be paid at any time and Liens resulting from or arising out of legal proceedings being contested in good faith or not involving amounts claimed at any time aggregating in excess of $20,000,000 (or its equivalent in any other currency);
(n)Liens arising out of deposits with, or the giving of security to, or as required by any governmental agency or any body created or approved by law or governmental regulation, which are required as a condition to the transaction of any business (including the issuance of travelers’ cheques or money orders or the insuring of risk) or the obtaining or exercise of any privilege or license or to enable the Borrower or any of its Significant Subsidiaries to maintain self-insurance or to participate in any arrangements established by law to cover any insurance risks or in connection with workers’ compensation, unemployment insurance, old age pensions, social security or similar matters;
(o)Liens incurred by the Borrower or any of its Significant Subsidiaries in connection with any transaction (including an agreement with respect thereto) now existing or hereafter entered into which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) and any combination of these transactions, parallel loans, back-to-back loans or other similar arrangements or contracts, in each case entered into in the ordinary course of business for the purpose of asset and liability management;
(p)Liens (in addition to those Liens permitted under the other clauses of this Section 5.3) on real property of the Borrower or any of its Significant Subsidiaries so long as the aggregate amount of the debt secured by such Liens does not exceed $300,000,000 (or its equivalent in any other currency) in the aggregate at any one time outstanding;
(q)Liens on shares of capital stock of an Acquired Company incurred in connection with the acquisition thereof until such time as such Acquired Company shall become a Wholly-Owned Subsidiary of the Borrower;
(r)Liens arising out of the financing by the Borrower or any of its Significant Subsidiaries of accounts receivable or other rights to receive payment arising in connection with the business conducted by the Borrower or any Subsidiary of the Borrower, including, without limitation, the business of issuing American Express® Cards;
(s)Liens arising by operation of law such as carriers’, workers’, mechanics’, materialmen’s or other similar Liens;
(t)Liens on cash, cash equivalents or securities issued or fully guaranteed by the United States of America or any agency of the United States of America owned by the Borrower or any of its Significant Subsidiaries created in the ordinary course of business to secure obligations owing by the Borrower or any affiliate of the Borrower to American Express National Bank, or to any of its successors or to AXP or to other Subsidiaries of AXP that are subject to federal or state banking regulation, so long as they are wholly-owned by AXP or to any of their Wholly-Owned Subsidiaries in connection with the card or merchandise services business;
(u)other Liens (whether or not on real property) so long as the aggregate of all debt secured thereby does not, at any time on or after the date which is six months after the date of incurrence of any such Lien, exceed in the aggregate at any one time outstanding, 10% of consolidated shareholder’s equity of the Borrower and its Consolidated Subsidiaries as of the end of the previous fiscal year, as shown on the most recent annual consolidated balance sheet of the Borrower and its Consolidated Subsidiaries; and
(v)other Liens so long as the aggregate of all indebtedness or any other liabilities secured thereby does not exceed $10,000,000 (or its equivalent in any other currency) in the aggregate at any one time outstanding.
SECTION 5.4Consolidations, Mergers, etc

(a)The Borrower will not dissolve or liquidate.
(b)The Borrower will not merge or amalgamate with or into, or consolidate with, any other Person; provided that any Person may be merged or amalgamated with or into the Borrower if the Borrower is the surviving corporation and if immediately after giving effect to such merger or amalgamation no Default would exist.
SECTION 5.5Sale of Assets. The Borrower will not sell, lease, transfer, liquidate or otherwise dispose of substantially all of its property or assets now owned or hereafter acquired in a single transaction or a series of related transactions.
SECTION 5.6Compliance with Laws. The Borrower will, and will cause each of its Significant Subsidiaries to, comply with all applicable statutes, ordinances, rules and regulations, including, without limitation, ERISA and environmental laws, except where a lack of compliance therewith could not reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its obligations under the terms of this Agreement and the Notes.
SECTION 5.7Financial Covenant. The Borrower will not permit the Earnings Available for Fixed Charges for any full fiscal year of the Borrower and for the period from the end of the prior full fiscal year of the Borrower through the most recent full fiscal quarter of the current fiscal year of the Borrower to be less than 1.25 times the Fixed Charges of the Borrower for such full fiscal year and for such period.
SECTION 5.8Use of Proceeds. The Borrower will use the proceeds of the Loans solely in connection with its general corporate purposes; provided that neither the Administrative Agent nor any Bank shall have any responsibility as to use of such proceeds. Neither the Borrower, any of its Subsidiaries, or any of its or their respective directors, officers or employees shall use the proceeds of any Loan (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
ARTICLE 6
DEFAULTS
SECTION 6.1Events of Default. If one or more of the following events (each, an “Event of Default”) shall have occurred and be continuing:
(a)the Borrower shall (i) fail to pay any principal of any Loan when due or (ii) fail to pay any interest on any Loan to it or any fee or any other amount payable by it hereunder within ten days of the date when due;

(b)the Borrower shall fail to observe or perform any covenant applicable to it contained in Section 5.2(a) (solely with respect to failure to maintain existence of the Borrower), 5.4, 5.5, 5.7 or 5.8;
(c)the Borrower shall fail to observe or perform any covenant or agreement applicable to it contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after notice thereof has been given to the Borrower by the Administrative Agent at the request of any Bank;
(d)any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made or deemed made;
(e)failure by the Borrower or any of its Subsidiaries to pay when due, or within any applicable period of grace, principal, interest or other amounts with respect to any indebtedness or liability (by way of guaranty or otherwise) for borrowed money (other than amounts payable under surety bonds and other insurance instruments issued in the ordinary course of business, so long as the obligation to pay such amounts is being contested in good faith) in excess of $50,000,000 (or its equivalent in any other currency), other than any such failure resulting from a good faith error made in the course of a bank clearing transaction or from a refusal to repay by reason of a claimed right of set-off asserted in good faith;
(f)failure by the Borrower or any of its Subsidiaries to observe or perform any term, covenant or agreement contained in any agreement or instrument by which it is bound evidencing or securing any indebtedness or liability (by way of guaranty or otherwise) for borrowed money (other than any surety bond or other insurance instrument issued in the ordinary course of business, so long as the obligation to perform such term, covenant or agreement is being contested in good faith) in excess of $50,000,000 (or its equivalent in any other currency) for such period of time as has caused the acceleration of the maturity thereof;
(g)the Borrower shall commence a voluntary case or other proceeding, or shall file a notice of intention to commence a case or proceeding, seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, receiver and manager, interim receiver, liquidator, custodian, sequestrator or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall generally not, or shall be unable to, or shall admit in writing its inability to, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing (or any event analogous to those described in this subsection (g) shall occur in any other jurisdiction);
(h)a court or other governmental agency having jurisdiction in the premises shall enter a decree or order for relief against the Borrower in any involuntary case or other proceeding under any bankruptcy, insolvency or other similar law now or hereafter in effect or appointing a trustee, receiver, receiver and manager, interim receiver, liquidator, custodian or sequestrator or other similar official of it or any substantial part of its property, or ordering the winding up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 60 days (or any event analogous to those described in this subsection (h) shall occur in any other jurisdiction);
(i)any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $10,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding wherein the amount claimed is in excess of $10,000,000 shall be instituted by a fiduciary of any Plan against any member of the ERISA Group to enforce Section 515 of ERISA; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan of the ERISA Group must be terminated; or
(j)one or more final judgments for the payment of money shall be rendered by a court or courts of competent jurisdiction against the Borrower or any Significant Subsidiary of the Borrower in an aggregate amount for all such Persons at any time in excess of $50,000,000 (or its equivalent in any other currency) and the Borrower or any Significant Subsidiary of the Borrower shall not discharge the same or provide for such discharge or procure a stay of execution thereof within 30 days (or 60 days with respect to judgments in jurisdictions outside the United States or its territories or possessions) after the date of entry thereof and within said period of 30 or 60 days (or such longer period during which execution of such judgment shall have been stayed) appeal therefrom and cause the execution thereof to be stayed during such appeal;
then, and in every such event, the Administrative Agent shall (i) if requested by Banks having at least 66 2/3% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments, and the Borrower shall thereupon no longer be entitled to borrow hereunder, and (ii) if requested by Banks holding at least 66 2/3% of the aggregate principal amount of the Loans, by notice to the Borrower declare the Loans (together with accrued interest thereon) to be, and the Loans (together with accrued interest thereon) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (g) or (h) above, without any notice to the Borrower or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate, the Borrower shall no longer be entitled to borrow hereunder, and the Loans outstanding (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 6.2Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 6.l(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.
ARTICLE 7
THE ADMINISTRATIVE AGENT
SECTION 7.1Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any other Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other document delivered in connection herewith or otherwise exist against the Administrative Agent.
SECTION 7.2Administrative Agent and Affiliates. Wells Fargo Bank, National Association shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and Wells Fargo Bank, National Association and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Administrative Agent.
SECTION 7.3Action by Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein.  Without limiting the generality of the foregoing, the Administrative Agent:
(i) shall not be required to take any action with respect to any Default, except as expressly provided in Article 6;
(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Credit Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Bank in violation of any debtor relief law;

(iii) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its affiliates in any capacity.
SECTION 7.4Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts. The Administrative Agent may rely on any certificate, communication, notice or other document (including any facsimile or electronic transmission) it reasonably believes to be genuine and correct and to have been signed or sent by or on behalf of such counsel, accountants or experts, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank unless the Administrative Agent shall have received notice to the contrary from such Bank prior to the making of such Loan. The Administrative Agent may employ agents and legal counsel and may delegate any of its rights or obligations in its capacity as Administrative Agent of the Banks without notifying the Banks of such delegation. The Administrative Agent agrees to exercise reasonable care in selecting any delegate and to supervise such delegate’s actions; provided that the Administrative Agent shall be responsible only for any loss arising due to the fraud, gross negligence or willful misconduct of such delegate or the gross or willful breach by such delegate of its obligations.
SECTION 7.5Liability of Administrative Agent. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks (or, when expressly required hereby, all the Banks) or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants or agreements of the Borrower; (iv) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Administrative Agent; or (v) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.
SECTION 7.6Indemnification. Each Bank shall, ratably in accordance with its Commitment or if the Commitments have terminated, in accordance with its ratable share of the outstanding Loans, in each case, determined as of the time when such indemnification is sought, indemnify the Administrative Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder. The agreements in this Section shall survive the Commitments, the payment of the Loans and all other amounts payable hereunder.
SECTION 7.7Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Banks. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks (or, if so specified by this Agreement, all Banks); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.
SECTION 7.8Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.
SECTION 7.9Successor Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent, subject to the approval of the Borrower (which approval will not be unreasonably withheld provided that the successor meets the requirements specified in the next sentence). If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.
SECTION 7.10Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Administrative Agent.
SECTION 7.11Other Agents and Arrangers. None of the institutions listed as Co-Syndication Agent, Joint Lead Arranger or Joint Bookrunner (including, without limitation, in connection with any amendment or amendment and restatement hereof) shall have any duties or responsibilities under this Agreement in, or as a result of, their respective capacities as such.
ARTICLE 8
CHANGE IN CIRCUMSTANCES
SECTION 8.1Changed Circumstances. (a) Circumstances Affecting LIBOR Rate Availability. If (i) in connection with any request for a Euro-Dollar Loan or a conversion to or continuation thereof, for any reason (A) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Loan, or (B) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the London Interbank Offered Rate for such Interest Period with respect to a proposed Euro-Dollar Loan, or (ii) on or prior to the first day of any Interest Period for any Euro-Dollar Loan, Banks having 50% or more of the aggregate principal amount of the affected Loans advise the Administrative Agent that the London Interbank Offered Rate, as determined by the Administrative Agent, will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (x) the obligations of the Banks to make Euro-Dollar Loans or to continue or convert outstanding Loans as or into Euro-Dollar Loans shall be suspended, (y) any outstanding request for Euro-Dollar Loans will be deemed to have been converted into a request for Base Rate Loans in the amount specified therein and (z) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan, which conversion shall occur on the last day of the then current Interest Period for such Euro-Dollar Loan, to the extent applicable.
(b)Effect of Benchmark Transition Event.
(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative

Agent and the Borrower may amend this Agreement to replace the London Interbank Offered Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Domestic Business Day after the Administrative Agent has posted such proposed amendment to all Banks and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Banks comprising the Required Banks. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Banks comprising the Required Banks have delivered to the Administrative Agent written notice that such Required Banks accept such amendment. No replacement of London Interbank Offered Rate with a Benchmark Replacement pursuant to this Section 8.1(b) will occur prior to the applicable Benchmark Transition Start Date.
(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Banks of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Banks pursuant to this Section 8.1(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 8.1(b).
(iv)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Euro-Dollar Loan of, conversion to or continuation of Euro-Dollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of the Base Rate based upon the London Interbank Offered Rate will not be used in any determination of the Base Rate.
SECTION 8.2Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such notice is given, each Euro-Dollar Loan of such Bank then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Bank may lawfully continue to maintain and fund such Loan to such day or (b) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan to such day.
SECTION 8.3Increased Cost and Reduced Return. (a) If on or after the date hereof, in the case of any Loan or any obligation to make Loans, the adoption of any applicable law, rule, regulation or guideline, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (i) shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement with respect to which such Bank is entitled to compensation during the relevant Interest Period under Section 2.15), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or (ii) shall subject any Bank to any Taxes (other than Indemnified Taxes covered by Section 8.4 and changes in the rate of tax on the overall net income of such Bank) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto or (iii) shall impose on any Bank (or its Applicable Lending Office) or the London interbank market any other condition affecting its Loans, any of its Notes or its obligation to make Loans, and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under any of its Notes with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction. Notwithstanding anything in this Agreement to the contrary, for all purposes of this subsection (a), (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith are deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to “Basel III”, are each deemed to have been introduced or adopted after the date hereof, regardless of the date enacted, adopted or issued.
(b)If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule, guideline or regulation regarding capital adequacy or liquidity, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent Company) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent Company) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy or liquidity) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent Company) for such reduction. Notwithstanding anything in this Agreement to the contrary, for all purposes of this subsection (b), (x) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by the United States or foreign regulatory authorities, in each case pursuant to Basel III, and (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall be deemed to have been introduced or adopted after the date hereof, regardless of the date enacted, adopted or issued. Notwithstanding the foregoing, no Bank shall be entitled to seek compensation for costs imposed pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or Basel III if it shall not be the general policy of such Bank at such time to seek compensation from other investment grade borrowers with the same or similar ratings under yield protection provisions in credit agreements with such borrowers that provide for such compensation and the applicable Bank is in fact generally seeking such compensation from such borrowers.
(c)Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. Notwithstanding the foregoing subsections (a) and (b) of this Section 8.3, the Borrower shall only be obligated to compensate any Bank for any amount arising or accruing during (i) any time or period commencing not more than 45 days prior to the date on which such Bank notifies the Administrative Agent and the Borrower that it proposes to demand such compensation and identifies to the Administrative Agent and the Borrower the statute, regulation or other basis upon which the claimed compensation is or will be based and (ii) any time or period during which, because of the retroactive application of such statute, regulation or other such basis, such Bank did not know that such amount would arise or accrue.
SECTION 8.4Taxes. (a) For the purposes of this Section 8.4, the following terms have the following meanings:
“Indemnified Taxes” means any Taxes with respect to any payment by the Borrower pursuant to this Agreement or under any Note, excluding (i) in the case of each Bank and the Administrative Agent, Taxes imposed on its income, and franchise or similar Taxes imposed on it by a jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located and (ii) any Taxes imposed by reason of any connection between the jurisdiction imposing such Tax and such Bank or the Administrative Agent (as the case may be) other than a connection arising from such Bank or the Administrative Agent (as the case may be) having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any Note, (iii) in the case of a Bank, any United States withholding Tax imposed on such payments but only to the extent that such Bank is subject to United States withholding Tax at the time such Bank first becomes a party to this Agreement or thereafter becomes subject to United States withholding Tax for any reason other than an adoption of or a change in treaty, law, or regulation occurring subsequent to such time, except to the extent that, pursuant to Section 8.4, amounts with respect to such Taxes were payable to such Bank’s assignor immediately before such Bank first became a party to this Agreement and (iv) any U.S. federal withholding Taxes imposed under FATCA.
“Non-U.S. Bank” means any Bank that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“Other Taxes” means any present or future stamp or documentary Taxes and any other excise or property Taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note but not to the extent that such Taxes are described in clauses (i), (ii), (iii) or (iv) in the definition of “Indemnified Taxes” above.

(b)Any and all payments by the Borrower to or for the account of any Bank or the Administrative Agent hereunder or under any Note shall be made without deduction for any Indemnified Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes from any such payments, as determined in good faith by the applicable Withholding Agent, (i) if such Taxes are Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall promptly furnish to the Administrative Agent, at its address referred to in Section 9.1, the original or a certified copy of a receipt evidencing payment thereof. In addition, to the extent not covered by (iii) above, the Borrower shall pay any Other Taxes to the relevant taxation authority or other authority in accordance with applicable law.
(c)The Borrower agrees to indemnify each Bank and the Administrative Agent for the full amount of Indemnified Taxes or Other Taxes together with any Indemnified Taxes or Other Taxes imposed on such indemnity payments paid or payable as required by law by such Bank or the Administrative Agent (as the case may be) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto and any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Bank as a result of the Borrower’s failure to remit to the Administrative Agent the required receipts or other required documentary evidence pursuant to Section 8.4(b)(iv). Each affected Bank and the Administrative Agent shall provide all such information and documentation of amounts paid and the basis for the calculation thereof as the Borrower may reasonably request (other than its tax returns). This indemnification shall be paid within 30 days after such Bank or the Administrative Agent (as the case may be) makes demand therefor.
(d)Each Bank that is a “United States Person” as defined in Section 7701(a)(30) of the Code, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower or the Administrative Agent, shall deliver to the Borrower and the Administrative Agent two properly completed and duly signed copies of Internal Revenue Service (“IRS”) Form W-9 (or any successor form) certifying that such Bank is exempt from U.S. federal backup withholding Tax. Each Bank that is not a “United States Person” as defined in Section 7701(a)(30) of the Code, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower or the Administrative Agent (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower and the Administrative Agent with, whichever of the following is applicable:

(1) in the case of a Non-U.S. Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2) executed originals of IRS Form W-8ECI;
(3) in the case of a Non-U.S. Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Non-U.S. Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or
(4) to the extent a Non-U.S. Bank is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-3 or Exhibit F-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Bank is a partnership and one or more direct or indirect partners of such Non-U.S. Bank are claiming the portfolio interest exemption, such Non-U.S. Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 on behalf of each such direct and indirect partner;
At the reasonable request of the Borrower, each Bank shall promptly provide, to the extent it is legally entitled to do so, the Borrower and the Administrative Agent with any other non-United States form, document or certificate that may be required or reasonably requested in order to allow the Borrower to make payment under this Agreement without any deduction or withholding for or on account of any Indemnified Taxes or Other Taxes or with such deduction or withholding at a reduced rate; provided that in such Bank’s judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Bank.
(e)For any period with respect to which a Bank has failed to provide the Borrower or the Administrative Agent with the appropriate form described in Section 8.4(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.4(b) or (c) with respect to Indemnified Taxes imposed by the United States; provided that if a Bank, which is otherwise exempt from withholding tax, becomes subject to Indemnified Taxes because of its failure to deliver a form required hereunder, the Borrower shall at such Bank’s expense take such steps as such Bank shall reasonably request to assist such Bank to recover such Indemnified Taxes.

(f)If the Borrower is required, or reasonably determines that it will be required, to pay additional amounts to or for the account of any Bank pursuant to this Section, then such Bank shall take any steps reasonably available to it and acceptable to the Borrower, including without limitation changing the jurisdiction of its Applicable Lending Office, if, in the reasonable judgment of such Bank, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise materially disadvantageous to such Bank and will not require it to incur additional costs which are not reimbursed by the Borrower.
(g)If the Administrative Agent or any Bank determines, in its sole discretion exercised in good faith, that is has received a refund in respect of Indemnified Taxes or Other Taxes for which the Borrower has made additional payments under this Section, the Administrative Agent or such Bank, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority but net of all out-of-pocket expenses (including Taxes)) to the Borrower; provided that the Borrower, upon the request of such Bank or the Administrative Agent, as the case may be, shall repay the amount paid over to the Borrower (plus interest, penalties and other charges with respect thereto due to the relevant taxing authority) in the event such Bank or the Administrative Agent, as the case may be, is required to repay such refund to the applicable taxing authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)If a payment made to a Bank under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(i)Each Bank shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Bank (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) and (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 9.6(b) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with this Agreement, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under this Agreement or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this paragraph (i).
SECTION 8.5Loans Substituted for Affected Loans. If (i) the obligation of any Bank to make, or convert outstanding Loans to, Euro-Dollar Loans has been suspended pursuant to Section 8.2 or (ii) any Bank has demanded compensation under Section 8.3 or 8.4 with respect to its Euro-Dollar Loans and the Borrower shall, by at least five Euro-Dollar Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:
(a)all Loans which would otherwise be made by such Bank as (or continued as or converted into) Euro-Dollar Loans shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Loans of the other Banks); and
(b)after each of its Euro-Dollar Loans has been repaid (or converted to a Base Rate Loan), all payments of principal which would otherwise be applied to repay such Loans shall be applied to repay its Base Rate Loans instead.
If such Bank notifies the Borrower that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Banks.
SECTION 8.6Substitution of Bank. If any Bank (i) has demanded compensation pursuant to Section 8.3 or 8.4 (or if the Borrower has reasonably determined that it will be required to pay such compensation for the account of such Bank) or (ii) has elected not to extend its Commitment in response to a request pursuant to Section 2.1(c), the Borrower shall have the right, with the assistance of the Administrative Agent, to designate one or more Assignees which are not affiliated with the Borrower to purchase for cash, pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto, the outstanding Loans and Commitment of such Bank and to assume all of such Bank’s other rights and obligations hereunder without recourse to or warranty by such Bank, for a purchase price equal to the principal amount of all of such Bank’s outstanding Loans plus any accrued but unpaid interest thereon and the accrued but unpaid facility fees in respect of such Bank’s Commitment hereunder plus such amount, if any, as would be payable pursuant to Section 2.13 if the outstanding Loans of such Bank were prepaid in their entirety on the date of consummation of such assignment, plus the compensation then due and payable pursuant to Sections 8.3 and 8.4 and all other amounts due and payable to such Bank pursuant to this Agreement; provided that no such amount calculated by reference to Section 2.13 shall be payable if (A) the Borrower is exercising its rights under this Section 8.6 by reason of a request for compensation by a Bank pursuant to Section 8.3 or 8.4 and (B) such Bank would have been able to, but did not, take steps to reduce or eliminate such compensation. Notwithstanding anything to the contrary herein, (i) the designation of any Person as a Bank pursuant to this Section 8.6 shall be subject to the consent of the Administrative Agent, which shall not be unreasonably withheld or delayed; provided that no such consent shall be required if such Person is an affiliate of a Bank whose credit rating(s) from S&P and/or Moody’s are not lower than those of such Bank (or whose obligations under this Agreement are guaranteed by an affiliate whose credit rating(s) from S&P and/or Moody’s are not lower than those of such Bank) or if such Person was a Bank immediately prior to such designation; and (ii) no such Person designated as a Bank pursuant to this Section 8.6 shall be the Borrower or any of the Borrower’s affiliates or Subsidiaries or a Defaulting Bank or any of its Subsidiaries or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (ii) or a natural person.
ARTICLE 9
MISCELLANEOUS
SECTION 9.1Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Borrower or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (b) in the case of any Bank, at its address or facsimile number set forth in its Administrative Questionnaire, or (c) in the case of any party, such other address or facsimile number as such party may hereafter specify for such purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article 2 or Article 8 shall not be effective until received. The Administrative Agent may rely on a copy of any notice, request, demand, consent or approval or other communication delivered in accordance with this Section 9.1 by telex or facsimile transmission until it has received a manually executed original of the same.
SECTION 9.2No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 9.3Expenses; Indemnification. (a) The Borrower agrees to pay all reasonable out-of-pocket expenses of the Administrative Agent, including reasonable fees and disbursements of special counsel for the Administrative Agent, in connection with the preparation and administration of this Agreement or any waiver or consent hereunder or any amendment hereof, all as previously agreed between the Borrower and the Administrative Agent.
(b)If an Event of Default occurs, the Borrower shall pay all out-of-pocket expenses incurred by the Administrative Agent and each Bank, including (without duplication) the fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.
(c)The Borrower agrees to indemnify the Administrative Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto, and regardless of whether any of the foregoing is raised or initiated by a third party, the Borrower (including its equity holders, affiliates, creditors, or any other person), the Administrative Agent or any Bank) brought or threatened relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for (i) such Indemnitee’s own gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction, (ii) in respect of any litigation instituted by (x) any Participant against any Bank or the Administrative Agent, (y) the Administrative Agent or any Bank against any Participant or any Bank or (z) any holder of any security of any Bank, any Participant or the Administrative Agent (in such holder’s capacity as such) against any Bank or Participant or the Administrative Agent, to the extent any such litigation does not arise out of any misconduct (alleged in good faith by such Bank) by or on behalf of the Borrower or (iii) for amounts payable pursuant to any settlement entered into without the Borrower’s written consent (which consent shall not be unreasonably withheld). To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, and without limiting the rights set forth in this Section 9.3 and the Borrower’s obligations thereunder, the Administrative Agent and the Banks shall not assert, and hereby waive, any claim against the Borrower, in each case on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby.
SECTION 9.4Sharing of Set-offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest then due with respect to any Loan made by it to the Borrower which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest then due with respect to any Loans made to the

Borrower by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Loans made to the Borrower by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans made to the Borrower by the Banks shall be shared by the Banks pro rata (and upon notice thereof to the Administrative Agent appropriate adjustments will be made in the Register); provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness hereunder. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.
SECTION 9.5Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Administrative Agent or the Swingline Bank are affected thereby, by the Administrative Agent, or as the case may be, the Swingline Bank); provided that no such amendment or waiver shall, unless signed by all the Banks, (i) except as contemplated by Section 2.1(d) or 2.8, increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder, (iii) except as contemplated by Section 2.1(c), postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, or (v) change any provision of Sections 2.12 or 9.4 or this Section 9.5; provided, further, that no such amendment or waiver shall, (A) without the prior written consent of the Required Tranche A Banks, amend, modify or waive Section 3.2 or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Tranche A Banks (pursuant to, in the case of any such amendment to a provision hereof other than Section 3.2, any substantially concurrent request by the Borrower for a Borrowing of Tranche A Conventional Loans) to make Tranche A Conventional Loans when such Tranche A Banks would not otherwise be required to do so; (B) without the prior written consent of the Required Tranche B Banks, amend, modify or waive Section 3.2 or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Tranche B Banks (pursuant to, in the case of any such amendment to a provision hereof other than Section 3.2, any substantially concurrent request by the Borrower for a Borrowing of Tranche B Conventional Loans) to make Tranche B Conventional Loans when such Tranche B Banks would not otherwise be required to do so; (C) without the prior written consent of the Required Tranche A Banks, amend, modify or waive the maximum principal amount of the Swingline Loans permitted hereunder; (D) make any change that adversely effects the rights or duties under this Agreement of the Tranche A Banks in a manner different than such change affects the Tranche B Banks, without the consent of the Required Tranche A Banks, or (E) make any change that adversely effects the rights or duties under this Agreement of the Tranche B Banks in a manner different than such change affects the Tranche A Banks, without the consent of the Required Tranche B Banks.
Anything herein to the contrary notwithstanding, during such period as a Bank is a Defaulting Bank, to the fullest extent permitted by applicable law, such Bank will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Bank hereunder will not be taken into account in determining whether the Required Banks or all of the Banks, as required, have approved any such amendment or waiver (and the definition of “Required Banks” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment, waiver, consent or other modification that would (i) except as contemplated by Section 2.8, increase or decrease the Commitment of such Defaulting Bank (except for a ratable decrease in the Commitments of all Banks) or subject such Defaulting Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan made by such Defaulting Bank or any fees payable to such Defaulting Bank hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan made by such Defaulting Bank or any fees payable to such Defaulting Bank hereunder, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, or (v) change any provision of Sections 2.12 or 9.4 or this Section 9.5, will require the consent of such Defaulting Bank.
Notwithstanding anything to the contrary herein, (i) this Agreement may be amended or amended and restated without the consent of any Bank (but with the consent of the Borrower, the Administrative Agent and (unless not required in accordance with this sentence) each other Bank) if, upon giving effect to such amendment or amendment and restatement, such Bank shall no longer be a party to this Agreement (as so amended or amended and restated), the Commitment of such Bank shall have terminated, such Bank shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement, (ii) the Administrative Agent and the Borrower, as applicable, may, without the consent of any Bank, enter into amendments or modifications to this Agreement or any of the other Credit Documents or to enter into additional Credit Documents as the Administrative Agent reasonably deems appropriate in order to implement any Benchmark Replacement or any Benchmark Replacement Conforming Changes or otherwise effectuate the terms of Section 8.1(b) in accordance with the terms of Section 8.1(b), (iii) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Credit Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision, and (iv) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of banks holding Loans or Commitments of a particular Class (but not the Banks holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Banks that would be required to consent thereto under this Section if such Class of Banks were the only Class of Banks hereunder at the time.
SECTION 9.6Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of all Banks.
(b)Any Bank may at any time grant to one or more banks or other institutions (each a “Participant”) participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower or the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii), (iv) or (v) of Section 9.5 without the consent of the Participant. Subject to subsection (e) below, the Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of, and subject to the limitations of, Sections 2.13 and 2.15 and Article 8 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b). Each Bank that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Bank, the Borrower and the Administrative Agent shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.
(c)Any Bank may at any time assign to one or more banks or other institutions (each an “Assignee”) all, or a proportionate part (equivalent to an initial Commitment of not less than $10,000,000) of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit D hereto executed by such

Assignee and such transferor Bank (or in such other form approved by the Administrative Agent), with (and subject to) the subscribed consent of the Borrower and the Administrative Agent, which, in each case, shall not be unreasonably withheld or delayed; provided that (i) if an Assignee is an affiliate of such transferor Bank whose credit rating(s) from S&P and/or Moody’s are not lower than those of such transferor Bank (or whose obligations under this Agreement are guaranteed by an affiliate of such transferor Bank whose credit rating(s) from S&P and/or Moody’s are not lower than those of such transferor Bank) or if an Assignee was a Bank immediately prior to such assignment, no such consent shall be required; (ii) no such assignment will be made to the Borrower or any of the Borrower’s affiliates or Subsidiaries or to any Defaulting Bank or any of its Subsidiaries or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause or to any natural person; and (iii) the consent of the Borrower shall not be required for any assignment that occurs when an Event of Default pursuant to subsections (a), (g), (h) or (i) of Section 6.1 shall have occurred and be continuing, except that the foregoing shall not prohibit any Bank from assigning all or a portion of its rights and obligations among separate Classes on a non-pro rata basis [NTD: This clarifies that, if a Lender held commitments of both Classes, it could assign its Class A Commitments without a ratable assignment of its Class B Commitments.] Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if requested, new Notes are issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. Such Assignee shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income Taxes in accordance with Section 8.4.
(d)Any Bank may at any time assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank or other central banking authority. No such assignment shall release the transferor Bank from its obligations hereunder.
(e)No Participant shall be entitled to receive any greater payment under Section 8.3 or 8.4 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or at a time when the circumstances giving rise to such greater payment did not exist.
(f)Notwithstanding anything to the contrary contained herein, any Bank, (a “Granting Bank”) may grant to a special purpose funding vehicle (a “SPC”) of such Granting Bank, identified as such in writing from time to time by the Granting Bank to the Administrative Agent and AXP, the option to provide to the Borrower all or any part of any Loan that such

Granting Bank would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof and (iii) no SPC or Granting Bank shall be entitled to receive any greater amount pursuant to Section 8.2, 8.3 or 8.4 than the Granting Bank would have been entitled to receive had the Granting Bank not otherwise granted such SPC the option to provide any Loan to the Borrower. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Bank would otherwise be liable for so long as, and to the extent that, the related Granting Bank makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. Notwithstanding the foregoing, the Granting Bank unconditionally agrees to indemnify the Borrower, the Administrative Agent and each Bank against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be incurred by or asserted against the Borrower, the Administrative Agent or such Bank, as the case may be, in any way relating to or arising as a consequence of any such forbearance or delay in the initiation of any such proceeding against its SPC. Each party hereto hereby acknowledges and agrees that no SPC shall have any voting rights hereunder and that the voting rights attributable to any extensions of credit made by an SPC shall be exercised only by the relevant Granting Bank. Each Granting Bank shall serve as the administrative agent and attorney in fact for its SPC and shall on behalf of its SPC receive any and all payments made for the benefit of such SPC and take all actions hereunder to the extent, if any, such SPC shall have any rights hereunder. The Borrower, the Administrative Agent and the Banks may rely thereon without any requirement that the SPC sign or acknowledge the same. In addition, notwithstanding anything to the contrary contained in this Section, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent, assign all or a portion of its interest in any Loans to the Granting Bank and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.
(g)In the event that S&P or Moody’s, shall, after the date that any Person becomes a Bank, downgrade the long-term senior, unsecured debt ratings of such Bank, and the resulting ratings shall be below BBB- or Baa3, respectively, or the equivalent, then (i) the Borrower shall have the right, but not the obligation, upon notice to such Bank and the Administrative Agent, to replace such Bank with an Assignee in accordance with and subject to the restrictions contained in Section 9.6(c) (a “Replacement Lender”) and (ii) the Swingline Bank shall have the right, but not the obligation, upon notice to such Bank and the Administrative Agent, to replace such Bank with a Replacement Lender reasonably acceptable to the Borrower with (and subject to) the consent of the Borrower and the Administrative Agent, which shall not be unreasonably withheld or delayed; provided that, if an Assignee was a Bank immediately prior to such assignment, no such consent shall be required. Upon any such downgrading of any Bank’s long-term senior, unsecured debt rating, such Bank hereby agrees to transfer and assign (in accordance with this Section) all of its Commitments, Loans and other rights and obligations under the Credit Documents to such Replacement Lender; provided further that (i) such assignment shall be without recourse, representation or warranty (other than that such Bank owns the Commitments, Loans and Notes being assigned, free and clear of any Liens) and (ii) the purchase price paid by the Replacement Lender shall be in the par principal amount of such Banks’s Loans, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts, owing by the Borrower to such Bank hereunder. Upon any such termination or assignment, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of, and subject to the obligations of, any provisions of the Credit Documents which by their terms survive the termination of this Agreement.
SECTION 9.7Collateral. Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.
SECTION 9.8Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the law of the State of New York. The Borrower hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York County, Borough of Manhattan, and any appellate court from any thereof, for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Nothing herein will affect the right of the Administrative Agent or the Banks to serve legal process in any other manner permitted by law or affect such Person’s right to bring any suit, action or proceeding against the Borrower or its property in the courts of other jurisdictions. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
SECTION 9.9Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts (which may be by electronic means), each of which shall be an original, and which together shall have the same effect as if the signatures thereto and hereto were upon the same instrument. Signature pages to this Agreement may be delivered by facsimile transmission or by e-mail with a pdf copy or other replicating image attached, and any printed or copied version of any signature page so delivered will have the same force and effect as an originally signed paged. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. Subject to Section 3.1, this Agreement shall become effective upon receipt by the Administrative Agent of counterparts hereof signed by each of the parties listed on the signature pages hereof.

SECTION 9.10WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
SECTION 9.11Confidentiality. The Administrative Agent and each Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its affiliates and to its and its affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Bank or any of their respective affiliates on a nonconfidential basis from a source other than the Borrower or (i) subject to an agreement containing provisions substantially the same as those of this Section, to any credit insurance provider relating to the Borrower and its obligations. For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 9.12Survival. The obligations of the Borrower and each Bank and the Administrative Agent under Sections 8.3, 8.4 and 9.3 shall survive the termination of the Commitments and the payment of the Loans and all amounts payable hereunder.

SECTION 9.13USA PATRIOT Act. Each Bank hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Patriot Act.
SECTION 9.14Defaulting Bank Cure. If the Borrower and the Administrative Agent agree in writing that a Bank is no longer a Defaulting Bank, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Bank will, to the extent applicable, purchase at par such portion of outstanding Loans of the other Banks and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Loans of the Banks to be on a pro rata basis in accordance with their respective Commitments, whereupon such Bank will cease to be a Defaulting Bank and will be a Non-Defaulting Bank (and such exposure of each Bank will automatically be adjusted on a prospective basis to reflect the foregoing); provided that (i) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Bank was a Defaulting Bank and (ii) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank to Non-Defaulting Bank will constitute a waiver or release of any claim of any party hereunder arising from such Bank’s having been a Defaulting Bank.
SECTION 9.15No Fiduciary Duty. The Administrative Agent, each Bank and their affiliates (collectively, solely for purposes of this paragraph, the “Banks”), may have economic interests that conflict with those of the Borrower, its stockholders and/or their affiliates. The Borrower agrees that nothing in this Agreement or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Bank, on the one hand, and the Borrower, its stockholders or its affiliates, on the other. The Borrower acknowledges and agrees that (i) the transactions contemplated by this Agreement (including the exercise of rights and remedies hereunder) are arm’s-length commercial transactions between the Banks, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Bank has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Bank has advised, is currently advising or will advise the Borrower, its stockholders or its affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in this Agreement and (y) each Bank is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Bank has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

SECTION 9.16Certain ERISA Matters.
(a)Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent, each arranger and their respective affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i) such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the letters of credit or the Commitments;
(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the letters of credit, the Commitments and this Agreement;
(iii) (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the letters of credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the letters of credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the letters of credit, the Commitments and this Agreement; or
(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Bank.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or (2) a Bank has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent, each arranger and their respective affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent, any arranger and their respective affiliates is a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Loans, the letters of credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).
SECTION 9.17Acknowledgement and Consent to Bail-In of Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Financial Institution arising under this Agreement, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by an Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any Resolution Authority.

SECTION 9.18Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Three-Year Credit Agreement, dated as of April 23, 2014 (as amended, the “Existing Credit Agreement”), among the Borrower, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, effective from and after the Closing Date. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Banks or the Administrative Agent under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Closing Date, the credit facilities described in the Existing Credit Agreement shall be amended, supplemented, modified and restated in their entirety by the facilities described herein.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers or representatives as of the day and year first above written.
BORROWER:
AMERICAN EXPRESS CREDIT
CORPORATION, a Delaware corporation
By: /s/ David J. Hoberman
Name: David J. Hoberman
Title: Treasurer
Address: 200 Vesey Street,
New York, New York 10285

ADMINISTRATIVE AGENT:
WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Administrative Agent

By: /s/ Grainne M. Pergolini
Name: Grainne M. Pergolini
Title: Managing Director

Address:

Wells Fargo Bank, National Association
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, NC 28262
Attention of: Syndication Agency Services

With copies to:

Wells Fargo Bank, National Association,
One South Broad Street
MAC Y1375-080
Philadelphia, PA 19107
Telephone: (267) 321-6205
Facsimile: 267-321-7021
Attention: Grainne Pergolini

BANKS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Bank

By:/s/ Grainne M. Pergolini
Name: Grainne M. Pergolini
Title: Managing Director

CITIBANK, N.A., as a Bank

By:/s/ Robert Goldstein
Name: Robert Goldstein
Title: Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as a Bank

By: /s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

By: /s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

MIZUHO BANK, LTD., as a Bank

By: /s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Authorized Signatory

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Bank

By:/s/ Doreen Barr
Name: Doreen Barr
Title: Authorized Signatory

By: /s/ Bastien Dayer
Name: Bastien Dayer
Title: Authorized Signatory

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Bank

By:/s/ Brian MacFarlane
Name: Brian MacFarlane
Title: Authorized Signatory

BARCLAYS BANK PLC, as a Bank

By: /s/ Craig Malloy
Name: Craig Malloy
Title: Director

ROYAL BANK OF CANADA, as a Bank

By:/s/ Glenn Van Allen
Name: Glenn Van Allen
Title: Authorized Signatory

BANK OF AMERICA, N.A., as a Bank

By: /s/ Hema Kishnani
Name: Hema Kishnani
Title: Director

NATWEST MARKETS PLC, as a Bank

By: /s/ Sinead Collister
Name: Sinead Collister
Title: Director

U.S. BANK NATIONAL ASSOCIATION, as a Bank

By: /s/ Michael Trenkmann
Name: Michael Trenkmann
Title: Vice President

LLOYDS BANK CORPORATE
MARKETS PLC, as a Bank

By: /s/Tina Wong
Name: Tina Wong
Title: Assistant Vice President
Transaction Execution

By: /s/ Allen McGuire
Name: Allen McGuire
Title: Assistant Vice President
Transaction Execution

STANDARD CHARTERED BANK, as a Bank

By: /s/ James Beck
Name: James Beck
Title: Associate Director

SUMITOMO MITSUI BANKING CORPORATION, as a Bank

By: /.s/ Shuichiro Yamane
Name: Shuichiro Yamane
Title: Managing Director

MUFG BANK, LTD., as a Bank

By: /s/ Jeanne Horn
Name: Jeanne Horn
Title: Managing Director

BANK OF MONTREAL, as a Bank

By: /s/ Chris Clark
Name: Chris Clark
Title: Director

HSBC BANK USA, NATIONAL ASSOCIATION, as a Bank

By: /s/ Scott Yeager
Name: Scott Yeager
Title: Managing Director

WESTPAC BANKING CORPORATION, as a Bank

By: /s/ Richard Yarnold
Name: Richard Yarnold
Title: Senior Relationship Manager
Corporate & Institutional Banking

SCHEDULE 1.1(a)
BANK COMMITMENTS
[1 page omitted in accordance with Item 601(a)(5) of Regulation S-K]

SCHEDULE 1.1(b)
PRICING SCHEDULE
[1 page omitted in accordance with Item 601(a)(5) of Regulation S-K]

SCHEDULE 5.3
EXISTING LIENS

[1 page omitted in accordance with Item 601(a)(5) of Regulation S-K].

EXHIBIT A
NOTE
[4 pages omitted in accordance with Item 601(a)(5) of Regulation S-K].
EXHIBIT B
OPINION OF COUNSEL FOR THE BORROWER
[2 pages omitted in accordance with Item 601(a)(5) of Regulation S-K].
EXHIBIT C
OPINION OF SPECIAL COUNSEL FOR THE ADMINISTRATIVE AGENT
[8 pages omitted in accordance with Item 601(a)(5) of Regulation S-K].
EXHIBIT D
ASSIGNMENT AND ASSUMPTION AGREEMENT
[3 pages omitted in accordance with Item 601(a)(5) of Regulation S-K].
EXHIBIT E
EXTENSION AGREEMENT
[2 pages omitted in accordance with Item 601(a)(5) of Regulation S-K].
EXHIBIT F
U.S. TAX CERTIFICATES
[1 page omitted in accordance with Item 601(a)(5) of Regulation S-K].